EXHIBIT 4.2

Private and Confidential

DATED 24 SEPTEMBER 2019 (AS AMENDED AND RESTATED ON 16 DECEMBER 2019)

(1)	EACH OF THE ENTITIES LISTED IN SCHEDULE 1 PART I

(as joint and several Borrowers)

(2)	NAVIOS MARITIME OPERATING L.L.C.

(as HoldCo)

(3)	NAVIOS MARITIME PARTNERS L.P.

(as NMP)

(4)	THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 PART II

(as Lenders)

(5)	DORY FUNDING DAC

(as Agent)

(6)	DORY FUNDING DAC

(as Security Agent)

FACILITY AGREEMENT

SECURED TERM LOAN FACILITY OF UP TO US$37,000,000

EXECUTION VERSION

reedsmith.com

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CONTENTS

CLAUSE

1.	DEFINITIONS AND INTERPRETATION	1
2.	THE FACILITY	26
3.	PURPOSE	27
4.	CONDITIONS OF UTILISATION	27
5.	UTILISATION	28
6.	REPAYMENT	29
7.	PREPAYMENT AND CANCELLATION	29
8.	INTEREST	31
9.	INTEREST PERIODS	32
10.	CHANGES TO THE CALCULATION OF INTEREST	32
11.	FEES	33
12.	TAX GROSS UP AND INDEMNITIES	33
13.	INCREASED COSTS	38
14.	OTHER INDEMNITIES	40
15.	MITIGATION BY THE LENDERS	42
16.	COSTS AND EXPENSES	43
17.	JOINT AND SEVERAL LIABILITY	44
18.	GUARANTEE AND INDEMNITY	46
19.	REPRESENTATIONS AND WARRANTIES	49
20.	INFORMATION UNDERTAKINGS	55
21.	FINANCIAL COVENANTS	59
22.	GENERAL UNDERTAKINGS	59
23.	VESSEL UNDERTAKINGS	65
24.	INSURANCE UNDERTAKINGS	70
25.	ACCOUNTS	75
26.	SECURITY SHORTFALL	76
27.	EVENTS OF DEFAULT	78
28.	CHANGES TO THE LENDERS	83
29.	CHANGES TO THE OBLIGORS	87
30.	ROLE OF THE AGENT AND THE SECURITY AGENT	87
31.	APPLICATION OF PROCEEDS	102
32.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	104
33.	SHARING AMONG THE FINANCE PARTIES	104
34.	PAYMENT MECHANICS	105
35.	SET-OFF	108
36.	CONTRACTUAL RECOGNITION OF BAIL-IN	108
37.	NOTICES	109
38.	CALCULATIONS AND CERTIFICATES	111
39.	PARTIAL INVALIDITY	111
40.	REMEDIES AND WAIVERS	111
41.	AMENDMENTS AND WAIVERS	111
42.	CONFIDENTIALITY	114
43.	COUNTERPARTS	117

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44.	GOVERNING LAW	117
45.	ENFORCEMENT	118
SCHEDULE 1 THE ORIGINAL PARTIES		119
PART I THE OBLIGORS		119
PART II THE ORIGINAL LENDER
PART III AGENT AND SECURITY AGENT
SCHEDULE 2 CONDITIONS PRECEDENT
PART I CONDITIONS PRECEDENT TO UTILISATION
PART II CONDITIONS SUBSEQUENT
SCHEDULE 3 UTILISATION REQUEST
SCHEDULE 4 FORM OF TRANSFER CERTIFICATE
SCHEDULE 5 FORM OF ASSIGNMENT AGREEMENT
SCHEDULE 6 TIMETABLES
SCHEDULE 7 NOTIONAL VESSEL TRANCHE AMOUNTS
SCHEDULE 8 DETAILS OF VESSELS
SCHEDULE 9 SCREEN RATE CONTINGENCY PERIODS
SCHEDULE 10
SCHEDULE 11
SCHEDULE 12 NMP FINANCIAL COVENANTS
SCHEDULE 13 EXAMPLE BUDGET

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THIS AGREEMENT is dated 24 September 2019 (as amended and restated on 16 December 2019)

BETWEEN:

(1)	EACH OF THE ENTITIES listed in Part I of Schedule 1 (The Original Parties) as joint and several borrowers (together the “Borrowers” and each a “Borrower”);

(2)

NAVIOS MARITIME OPERATING L.L.C., a limited liability company formed under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (“HoldCo”);

(3)

NAVIOS MARITIME PARTNERS L.P., a limited partnership formed under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (“NMP”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (“Original Lenders”);

(5)	DORY FUNDING DAC as agent of the Finance Parties (“Agent”); and

(6)	DORY FUNDING DAC as security agent for the Finance Parties (“Security Agent”).

BACKGROUND

The Lenders have agreed to make available to the Borrowers a loan facility in an amount equal to the Maximum Loan Amount for the purposes of financing the acquisition of the Vessels.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Account” means each of the Earnings Accounts and any other account opened, made or established in accordance with Clause 25 (Accounts).

“Account Bank” means, in relation to any Account, Hamburg Commercial Bank AG, or any other bank or financial institution approved by the Agent (with the prior written consent of the Majority Lenders).

“Account Holder” means, in relation to any Account, each Obligor in whose name that Account is held.

“Accounts Security” means, in relation to an Account, a deed or other instrument granted by the Account Holder in favour of the Security Agent conferring Security over that Account in the agreed form.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable VTL Percentage” means, as from the second anniversary of the Utilisation Date, 110%.

“Approved Brokers” means the London offices of any of Braemar ACM, Clarksons, Fearnley Shipping, Galbraiths, Maersk Broker or Howe Robinson (or any Affiliate of such persons through which valuations are commonly issued), or any independent international sale and purchase broker approved by the Agent (acting on the instructions of the Majority Lenders) from time to time (and “Approved Broker” means any one of them).

“Approved Commercial Manager” means, in relation to a Vessel, Navios Shipmanagement Inc., or any other management company as the Agent may, with the authorisation of the Majority Lenders, approve in writing from time to time in respect of that Vessel.

“Approved Flag” means Panamanian flag or any other flag as the Agent may, with the authorisation of all Lenders, approve in writing as the flag under which a Vessel may be registered, provided that, for the avoidance of doubt, no flag under which a Vessel may be registered may be changed from one Approved Flag to another Approved Flag without the consent of the Agent (with the authorisation of all Lenders).

“Approved Manager” means each Approved Technical Manager and each Approved Commercial Manager.

“Approved Sub-Manager” means, in relation to an Approved Manager, any sub-manager appointed by an Approved Manager with the approval of the Agent, with the authorisation of the Majority Lenders, pursuant to Clause 23.17 (Management Agreement).

“Approved Technical Manager” means, in relation to a Vessel, Navios Shipmanagement Inc., or any other management company as the Agent may, with the authorisation of the Majority Lenders, approve in writing from time to time in respect of that Vessel.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditor” means a certified public auditor or audit firm seated in an EEA Member Country, the United Kingdom (if not an EEA Member Country) or the United States of America and licensed by the relevant national authorities.

“Availability Period” means the period from and including the date of this Agreement to and including 30 September 2019 (or such later date as the Agent may agree acting on instructions of the Majority Lenders).

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in the outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of its participation in such Utilisation that is due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

in relation to any other state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Balloon Instalment” has the meaning given to that term in Clause 6.1(b) (Repayment Instalments).

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the United States Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Athens, London, Dublin and New York.

“Cash” means, at any time with respect to any person, cash in hand or at a bank and (in the latter case) credited to an account in the name of that person and to which that person alone is beneficially entitled and for so long as:

(a)	that cash is repayable within thirty (30) days after the relevant date of calculation;

(b)

repayment of that cash is not contingent on the prior discharge of any other indebtedness of that person or of any other person whatsoever or on the satisfaction of any other condition other than any such conditions under Transaction Security referred to in paragraph (c) below;

(c)	there is no Security over that cash except for Transaction Security; and

(d)	the cash is freely and (except as mentioned in paragraphs (a) and (c) above) immediately available to be applied in repayment or prepayment of the Loan.

“Change of Control” means:

(a)	in respect of NMP:

(i)	the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of Voting Stock representing 15% or more of the voting power of the total outstanding Voting Stock of NMP; or

(ii)

NMP ceases to be listed on the New York Stock Exchange or another stock exchange which is of equivalent repute to the New York Stock Exchange (as determined by the Agent (acting on the instructions of the Lenders));

(b)	in respect of HoldCo:

(i)	a sale, lease or transfer of all or substantially all of HoldCo’s assets to any person or group whether in a single transaction or a series of transactions; or

(ii)	any time during which and for any reason NMP ceases to beneficially own and control, directly, 100% of the capital stock or other equity interests of HoldCo; or

(c)	in respect of a Borrower:

(i)	a sale, lease or transfer of all or substantially all of that Borrower’s assets to any person or group whether in a single transaction or a series of transactions; or

(ii)	any time during which and for any reason, HoldCo fails to legally and beneficially own, directly, one hundred per cent. (100%) of the capital stock or other equity interests of that Borrower.

“Charged Property” means the shares in each of the relevant Obligors and all of the assets of the relevant Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

“Charter” means, in respect of a Vessel, any time charter or other contract of employment between the relevant Borrower owning that Vessel and any charterer, which exceeds or is capable of exceeding thirteen (13) months (including by virtue of optional extensions).

“Charter Assignment” means the first priority assignment of any Charter in the agreed form.

“Classification” means, in respect of a Vessel, the classification with the Classification Society specified in Schedule 8 (Details of Vessels) or such other classification with a Classification Society as the Agent may, with the authorisation of the Majority Lenders, approve in writing.

“Classification Society” means, in relation to a Vessel, the classification society specified in Schedule 8 (Details of Vessels), or such other classification society being a member of the International Association of Classification Societies as the Agent may, with the authorisation of the Majority Lenders approve in writing.

“Code” means the US Internal Revenue Code of 1986 as amended.

“Commercial Management Agreement” means, in relation to a Vessel, any commercial management agreement entered into or to be entered into (as applicable) between the relevant Borrower and an Approved Commercial Manager in form and substance acceptable to the Agent (acting on the instructions of the Majority Lenders).

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part I of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidential Information” means all information relating to any Obligor, any Affiliate of any Obligor, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Obligor or any of its advisers; or

(b)

another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Obligor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA from time to time.

“Consent and Implementation Agreement” means the agreement dated of even date herewith between, inter alia, (i) each of the Sellers, (ii) each of the Borrowers, (iii) the existing financiers of the Sellers, (iv) the Agent, (v) the Security Trustee and (vi) the Lenders in relation to the implementation of the transfer of the Vessels under the MOAs and application of the proceeds of Utilisation hereunder.

“Corresponding Debt” means any amount, other than a Parallel Debt, which an Obligor owes to a Finance Party under or in connection with the Finance Documents.

“Default” means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney, co-trustee or other person appointed by the Security Agent.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration (as defined in the ISM Code) under paragraph 13.2 of the ISM Code.

“Dollars” and “US$” mean the lawful currency, for the time being, of the United States of America.

“Earnings” means, in relation to a Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Vessel or the Security Agent and which arise out of the use or operation of the Vessel owned by it including (but not limited to):

(a)

all freight, hire and passage moneys, money or compensation payable for the provision of services by or from a Vessel or under any charter commitment, compensation payable to that Borrower or the Security Agent in the event of requisition of a Vessel for hire, general average consolidation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of a Vessel;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)

if and whenever a Vessel is employed on terms whereby any moneys falling within paragraphs (a) or (b) is pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to a Vessel.

“Earnings Accounts” means:

(a)	an account in the name of Borrower A held with the Account Bank;

(b)	an account in the name of Borrower B held with the Account Bank;

(c)	an account in the name of Borrower C held with the Account Bank;

(d)	an account in the name of Borrower D held with the Account Bank,

or any other account opened or established with that office of the Account Bank or another office of the Account Bank which is designated by the Agent as an “Earnings Account” for the purposes of this Agreement and “Earnings Account” means any of them.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Approval” means any present or future permit, ruling, variance or other authorisation required under Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)

any release, emission, spill or discharge into a Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Vessel and/or any Obligor and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law or regulation relating to pollution or protection of human health or the Environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default) or any other event or circumstance described as such in any other provision of a Finance Document.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)

in respect of a Lender, the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Facility Period” means the period from and including the date of this Agreement to and including the date on which the Total Commitments have been reduced to zero and all Secured Liabilities have been fully paid and discharged.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or any regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between (i) the Agent or the Security Agent and (ii) the Borrowers setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means:

(a)	this Agreement;

(b)	any Security Document;

(c)	the Consent and Implementation Agreement;

(d)	any Fee Letter;

(e)	any Transfer Certificate;

(f)	any Assignment Agreement; or

(g)	any other document designated as a Finance Document by the Agent and any Obligor party to it.

“Finance Party” means the Agent, the Security Agent or a Lender (together the “Finance Parties”).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any redeemable preference share issues which mature prior to the date which is 6-months after the Termination Date or are otherwise classified as borrowings under GAAP;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(h)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) shall be taken into account);

(i)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group but which liability would fall within one of the other paragraphs of this definition; and

(j)	the amount of any liability in respect of any guarantee in respect of any of the items referred to in paragraphs (a) to (i) above.

“Financial Quarter” means each period of three (3) months ending on a Quarter Date.

“GAAP” means US GAAP or generally accepted accounting principles in the jurisdiction of incorporation of the relevant Obligor, including IFRS.

“General Assignment” means, in relation to a Borrower, any assignment of the Earnings, Insurances and Requisition Compensation in respect of the Vessel owned by that Borrower, entered into by that Borrower in favour of the Security Agent in the agreed form.

“Group” means the Borrowers and HoldCo and their respective Subsidiaries for the time being.

“Guarantees” means

the guarantees and indemnities in Clause 18 (Guarantee and indemnity)

(and “Guarantee” means any of them).

“Guarantors” means, together, HoldCo and NMP.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IAPPC” means a valid and current International Air Pollution Prevention Certificate.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (h); or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means, in relation to a Vessel:

(a)

any policy and contract of insurance including entries of that Vessel in any protection and indemnity or war risk association, effected in relation to that Vessel and that Vessel’s Earnings after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any such policies and contracts of insurance (including any rights to a return for a premium.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan,

each as of the Specified Time for the currency of the Loan.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases;

(d)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and

(e)

any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Agent by its appointed legal counsel under this Agreement.

“Lender” means:

(a)	any Original Lender; and

(b)

any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 28 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to the Loan or any part of it:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of the Loan or any part of it) the Interpolated Screen Rate for the Loan;

(c)	if:

(i)	no Screen Rate is available for Dollars; or

(ii)	no Screen Rate is available for the Interest Period of the Loan or any part of it and it is not possible to calculate the Interpolated Screen Rate for the Loan or part of it,

the Reference Bank Rate,

as in the case of paragraphs (a) and (c) above the Specified Time on the Quotation Day for Dollars and for a period equal in length to the Interest Period of the Loan, or part of it and, if any such rate is below 0.25% per annum, LIBOR shall be deemed to be 0.25% per annum.

“Limitation Acts” means the Limitation Act 1980, and the Foreign Limitation Periods Act 1984.

“Loan” means each of the four loan advances to be made to the Borrowers pursuant to Clause 5.1 (Delivery of Utilisation Request) or, as the context requires, the aggregate principal amount outstanding under the Facility for the time being.

“Major Casualty” means, in relation to a Vessel, any casualty to that Vessel in respect of which the claim or the aggregate of the claims against all insurers, inclusive of any franchise or deductible, exceeds or may exceed the Major Casualty Amount.

“Major Casualty Amount” means, in relation to a Vessel, US$500,000 or the equivalent in any other currency.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate at least 66 2/3% of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated at least 66 2/3% of the Total Commitments immediately prior to the reduction.

“Management Agreements” means any Technical Management Agreement and any Commercial Management Agreement.

“Manager’s Undertaking” means, in relation to a Vessel, the letter(s) of undertaking from each Approved Manager in favour of the Security Agent, in the agreed form.

“Margin” means:

(a)	for the period commencing on the Utilisation Date and ending on (and including) the date falling 12 months after the Utilisation Date, 4.75% per annum;

(b)

for the period commencing from (but not including) the date falling 12 months after the Utilisation Date and ending on (and including) the date falling 24 months after the Utilisation Date, 6.0% per annum;

(c)	for the period commencing from (but not including) the date falling 24 months after the Utilisation Date until (and including) the Termination Date, 7.0% per annum.

“Market Value” means, in relation to a Vessel, the value of that Vessel as determined in accordance with Clause 26.2 (Valuation of Vessels).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Obligors taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under any Finance Document; or

(c)

subject to the Legal Reservations and Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents in a manner which would be materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole and, if capable of remedy, is not remedied within 20 Business Days of the earlier of (i) the relevant Obligor becoming aware of the issue or (ii) the giving of notice of the issue by the Agent; or

(d)	the rights or remedies of any Finance Party under any of the Finance Documents.

“Maximum Loan Amount” means US$37,000,000.

“MOA” means, in relation to each Vessel, the memorandum of agreement specified in Schedule 8 (Details of Vessels) between the relevant Seller and the relevant Borrower relating to the sale and purchase of such Vessel.

“Mortgage” means, in relation to a Vessel, the first priority or first preferred ship mortgage (as the case may be) granted or to be granted (as the context so requires) over that Vessel by the relevant Borrower in favour of the Security Agent in the agreed form.

“Mortgaged Vessel” means, at any relevant time, any Vessel which is or purports to be subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are or purport to be subject to Security under the Finance Documents.

“New Lender” has the meaning given to that term in Clause 28 (Changes to the Lenders).

“NMP Group” means NMP and its Subsidiaries for the time being.

“Notional Vessel Tranche” means, in respect of any Vessel, the proportion of the Loan allocated to that Vessel based on its allocated contribution to the Maximum Loan Amount relative to the aggregate Maximum Loan Amount in relation to all Vessels (which shall be as set out in Schedule 7 (Notional Vessel Tranche Amounts), as reduced by any repayments (whether Repayment Instalments or otherwise) or prepayments from time to time in accordance with the terms of this Agreement.

“Obligors” means each Borrower and each Guarantor and “Obligor” means any one of them.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Operating Expenses” means, in relation to a Vessel, expenses properly and reasonably incurred by the Borrower owning that Vessel in connection with the ownership, operation, commercial and technical management, employment, maintenance, repair and insurance of that Vessel, excluding dry docking costs, but including insurance premiums and reimbursements.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

“Parallel Debt” has the meanings given in Clause 30.29 (Parallel Debt).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement (together the “Parties”).

“Perfection Requirements” means the making or the procuring of the appropriate registration, filings, endorsements, notarisations, stampings or notifications of the Security Documents as specifically contemplated by the relevant Security Document or by any legal opinion delivered to the Agent.

“Permitted Holders” means (i) Navios Maritime Holdings Inc., a Marshall Islands corporation (“Holdings”) and any of its Subsidiaries (but only for so long as it continues to be a Subsidiary of Holdings); (ii) Angeliki Frangou; (iii) for the individual named in (ii) above, each of her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; and (iv) all Affiliates controlled by the persons named in clauses (ii) and (iii) above.

“Permitted Intercompany Loans” means any loans from HoldCo to any Borrower, provided that, in each case, such loan (i) does not require cash pay interest to be paid prior to the Termination Date, and (ii) is subordinated and subject to Transaction Security in form and substance acceptable to the Agent (acting on the instructions of the Majority Lenders).

“Permitted Maritime Lien” means, in relation to a Vessel:

(a)

unless an Event of Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of that Vessel for an amount not exceeding the Major Casualty Amount or the equivalent in any other currency;

(b)	any lien on that Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading and in accordance with usual maritime practice; or

(c)	liens for salvage.

“Permitted Security” means, in relation to a Vessel, any Security over that Vessel which is:

(a)	granted by the Finance Documents;

(b)	a Permitted Maritime Lien; or

(c)	approved in writing by the Agent (on behalf of the Majority Lenders).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Relevant Documents;

(b)

transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of any Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms; or

(c)	any charter of a Vessel expressly permitted under the terms of the Finance Documents.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December of each calendar year.

“Quasi-Security” has the meaning given to that term in Clause 22.9 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Relevant Interbank Market in Dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London offices of Barclays Bank PLC, Lloyds Bank plc and HSBC Bank plc, or such other banks as may be appointed by the Agent in consultation with the Borrowers.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of or under common control of the investment manager or investment adviser of the first fund.

“Related Party” means any member of the Group or any of their respective Affiliates (or any direct or indirect shareholder (or equivalent), officer, employee or director of any member of the Group or any of their respective Affiliates or direct or indirect shareholders (or equivalent), provided that, for the purposes of this definition and with respect to NMP only, ‘shareholder’ shall include only those shareholders owning 5% or more of shares in NMP.

“Relevant Document” means:

(a)	any Finance Document;

(b)	any Management Agreement;

(c)	each MOA;

(d)	each Charter; and

(e)	any other document designated as such by the Agent and any Obligor.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repayment Instalment” has the meaning given to that term in Clause 6.1 (Repayment Instalments).

“Repeating Representations” means each of the representations set out in Clause 19 (Representations and warranties), other than Clauses 19.8 (Insolvency), 19.9 (No filing or stamp taxes) and 19.13 (No proceedings pending or threatened) and any representation in any other Finance Document which is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated. nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Screen Rate.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means, in relation to a Vessel:

(a)	any and all compensation or other monies payable by reason of any act or event such as is referred to in paragraph (b) or (c) of the definition of “Total Loss” relating to that Vessel; and

(b)

all claims, rights and remedies of the relevant Borrower against the government or official authority or person or persons claiming to be or to represent a government or official authority or other entity in relation to (a) above.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Person” means a person that is:

(a)	listed on, or owned or controlled by a person listed on any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a Sanctioned Country; or

(c)

otherwise a target of Sanctions (being a person with whom a US person or other national under the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities or against whom Sanctions are otherwise directed).

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory, including, without limitation, as at the date of this Agreement, Cuba, Iran, North Korea and Syria.

“Sanctions” means any economic or trade sanctions, laws, embargoes, regulations, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)

imposed by law or regulation of the United Kingdom, the Council of the European Union or any of its Member States, the United Nations or its Security Council or the government of the United States of America, whether or not any Obligor or any Affiliate is legally bound to comply with the foregoing;

(b)

the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State, Her Majesty’s Treasury and the Office of Financial Sanctions Implementation (OFSI) (together, the “Sanctions Authorities”); or

(c)

otherwise imposed by any law or regulation by which any Obligor or any Affiliate of any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor or any Affiliate of any of them.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets in the UK. Status: Asset Freeze Targets” issued by OFSI, or any similar list of persons or entities whose assets are frozen, issued or maintained and made public by any of the Sanctions Authorities that has the effect of prohibiting transactions with such persons, as updated.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Bloomberg screen (or any replacement Bloomberg page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrowers materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the period opposite that Screen Rate in Schedule 9 (Screen rate contingency periods); or

(d)	in the opinion of the Majority Lenders and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Finance Party under or in connection with any Finance Document.

“Secured Party” means each Finance Party, from time to time party to this Agreement, any Receiver or any Delegate (together the “Secured Parties”).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	any Mortgage;

(b)	any General Assignment;

(c)	any Accounts Security;

(d)	any Charter Assignment;

(e)	any Guarantee;

(f)	any Manager’s Undertaking;

(g)	any Share Charge;

(h)	any Subordination and Assignment Agreement; and

(i)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under any Finance Document.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)

all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor or any other person in favour of the Security Agent as trustee for the Finance Parties;

(c)	the Security Agent’s interest in any turnover trust created under the Finance Documents; and

(d)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

“Seller” means, in relation to each Vessel, the person specified as such in Schedule 8 (Details of Vessels).

“Share Charges” means:

(a)	each share security deed granted or to be granted (as the context so requires) by HoldCo in favour of the Security Agent over all of the issued shares in each Borrower,

in each case in the agreed form (and each a “Share Charge”).

“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).

“Subordination and Assignment Agreement” means the deed of subordination and assignment made or to be made (as the context so requires) between the Borrowers, HoldCo and the Security Agent in the agreed form.

“Subsidiary” means any company or entity directly or indirectly controlled by such person and for this purpose ‘control’ means the ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Management Agreement” means, in relation to a Vessel, any technical management agreement entered into or to be entered into (as applicable) between the relevant Borrower and an Approved Technical Manager in form and substance acceptable to the Agent (acting on the instructions of the Majority Lenders).

“Termination Date” means the date falling on the third anniversary of the Utilisation Date.

“Total Commitments” means the aggregate of the Commitments.

“Total Loss” means, in relation to a Vessel:

(a)	any actual, constructive, compromised, agreed or arranged total loss of that Vessel;

(b)

any expropriation, confiscation, requisition or acquisition of that Vessel, whether or not for consideration (full, partial or nominal), which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (a “Compulsory Acquisition”);

(c)

any hijacking, theft, condemnation, capture, seizure, arrest (of a nature covered by insurances), detention or confiscation of that Vessel not falling within the definition of “Compulsory Acquisition”, or by persons allegedly acting or purporting to act on behalf of any government entity, unless (i) the Vessel is released and restored to the Borrower owning that Vessel within ninety (90) days after such incident, or (ii) if relevant underwriters confirm in writing (in customary terms) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered by the relevant Borrower’s war risks insurance, the shorter of twelve (12) months and such period for which cover is confirmed to attach.

“Total Loss Date” means any date in respect of which a Total Loss shall be deemed to have occurred, being: (i) in the event of the destruction or other actual total loss of a Vessel, the date of such loss, or if such date is unknown, on the date such Vessel was last reported; (ii) in the event of a constructive, agreed or compromised total loss of a Vessel, the date of determination of such total loss; (iii) in the case of any event referred to in paragraph (c) of the definition of “Total Loss”, on the date that is six (6) months (or in the case of any of the foregoing events resulting from an act of piracy covered by insurance, twelve (12) months) after the occurrence of such event.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under any Finance Document.

“US Tax Obligor” means:

(a)	an Obligor which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of Utilisation, being the date on which Utilisation is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“Valuation” means, in relation to a Vessel, a valuation prepared:

(a)	as at a date not more than 15 days previously;

(b)	by an Approved Broker selected or appointed by the Agent;

(c)	with or without physical inspection of the Vessel (as the Agent may require);

(d)

on the basis of an “as is, where is” sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment, and, if required by the Agent, after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vessels” means each vessel described in Schedule 8 (Details of Vessels) (and each a “Vessel”) except to the extent it has been sold or has become a Total Loss.

“Voting Stock” means, in respect of any person as of any date, the capital stock or other equity interests of such person that is at the time entitled to vote in the election of the board of directors (or equivalent) of such person.

“VTL Coverage” has the meaning given to such term in Clause 26.1 (Additional security).

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

the “Account Bank”, the “Agent”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)

an “agency” of a state includes any local or other authority, self-regulating or other recognised body or agency, central or federal bank, department, government, legislature, minster, ministry, self-regulating organisation, official or public or statutory person (whether autonomous or not) or, or of the government of, that state or political sub-division in or of that state;

(iii)

a document in “agreed form” is a document which is previously agreed in writing by or on behalf of any Obligor party to it and the Agent or, if not so agreed, is in the form and substance specified by the Agent (acting on the instructions of all Lenders);

(iv)	“approved” means approved in writing by the Agent, acting on the instructions of the Majority Lenders;

(v)	“assets” includes present and future properties, revenues and rights of every description;

(vi)	“authorisation” means an authorisation, consent, approval, resolution, licence or exemption by a person by whom the same is required by law;

(vii)	“disposal” includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(viii)

the “equivalent” of an amount specified in a particular currency (“specific currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specific currency amount in the London foreign exchange market at 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of such purchase being the “Agent’s spot rate of exchange”);

(ix)

“excess risks” means, in relation to a Vessel, the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances in respect of that Vessel in consequence of the value at which a Vessel is assessed for the purpose of such claims exceeding its insured value;

(x)

a “Finance Document” or “Relevant Document” or any other agreement or instrument is a reference to that Finance Document or Relevant Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

(xi)

“guarantee” means any guarantee (other than in Clause 18 (Guarantee and indemnity)), letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xiii)	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(1)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(2)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(3)	the above rules will only apply to the last month of any period;

(xiv)

“obligatory insurances” means all insurances effected, or which any Borrower is required to effect, under Clause 24.2 (Maintenance of obligatory insurances) or any other provision of any Finance Document;

(xv)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xvi)	a “policy” in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

(xvii)

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of P&I Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(xviii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law one with which the relevant party at whom it is directed would customarily comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xix)

“war risks” includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83);

(xx)	words importing the plural shall include the singular and vice versa and words importing a gender shall include every gender;

(xxi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xxii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)

Where the Agent or the Security Agent is referred to as acting “reasonably” or “in a “reasonable manner” or as coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used), this shall mean that the Agent and the Security Agent shall be acting or coming to an opinion or determination on the instructions of the Lenders or the Majority Lenders (as the case may be) acting reasonably or in a reasonable manner and the Agent and the Security Agent shall be under no obligation to determine the reasonableness of such instructions or whether in giving such instructions the Lenders or the Majority Lenders (as the case may be) are acting reasonably or in a reasonable manner

(f)

Where acceptability to or satisfaction of the Agent or the Security Agent is referred to in relation to a matter not affecting the personal interests of the Agent or Security Agent (including, for the avoidance of doubt, any satisfaction or determination in relation to conditions precedent) this shall mean the acceptability to or satisfaction of the Lenders or the Majority Lenders (as the case may be) as notified by it to the Agent or Security Agent.

(g)

In respect of paragraphs (e) and (f) above, the Agent and the Security Agent shall not be responsible for any liability occasioned or by any delay or failure on the part of the Lenders or the Majority Lenders (as the case may be) to give any such instructions or direction or to form any such opinion.

1.3	Third Party Rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)

Any Receiver, Delegate or any person described in Clause 1.1 (Definitions) may, subject to this Clause 1.3(c) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

1.4	Conflict

In the event of conflict between the provisions of this Agreement and any other Finance Documents, unless a contrary intention appears the provision of this Agreement shall prevail.

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders shall make available to the Borrowers a term loan facility in an aggregate amount not exceeding the Maximum Loan Amount (as adjusted in accordance with the terms of this Agreement).

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	Purpose

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility only for the purpose of financing the acquisition cost of the Vessels.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Conditions precedent

The Borrowers may not deliver an Utilisation Request and the Lenders will not be obliged to comply with Clause 5.4 (Lenders’ participation):

(a)

unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Obligors and the Lenders promptly upon being so satisfied; and

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation;

(ii)

all representations and warranties under any of the Finance Documents made or to be made by an Obligor are true and accurate as at that date with reference to the facts and circumstances then existing;

(iii)	the provisions of Clause 10.3 (Alternative basis of interest or funding) do not apply; and

(iv)	no Vessel has been the subject of a Total Loss;

(c)	the Utilisation requested is for an amount equal to the Maximum Loan Amount; and

(d)	the Agent is satisfied that the Utilisation requested shall not exceed the Total Commitments.

4.2	Waiver of Conditions Precedent

If the Agent, acting upon the instructions of all Lenders (which authorisation the relevant Lenders shall have full power to withhold), permits Utilisation of the Facility before certain of the conditions referred to in Clause 4.1 are satisfied, the Borrowers shall ensure that such conditions are satisfied with five (5) Business Days after the Utilisation Date (or such longer period as the Agent may, with the authorisation of all Lenders, specify) and any failure of the Borrowers to do so within that period shall constitute an immediate Event of Default.

4.3	Conditions subsequent

The Borrowers undertake to deliver or to cause to be delivered to the Agent the relevant additional documents and other evidence listed in Part II of Schedule 2 (Conditions Subsequent), such documents and evidence to be delivered within thirty days after the Utilisation Date except for the documents and evidence in paragraphs (1) to (4) of Part II of Schedule 2 (Conditions Subsequent) which are to be delivered within ten (10) Business Days of the Utilisation Date.

5.	Utilisation

5.1	Delivery of Utilisation Request

The Borrowers may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such shorter period as the Agent may agree, acting on the instructions of the Lenders) in respect of four advances, with each advance to be made to the Borrowers in an amount equal to the amount of the respective Notional Vessel Tranche.

5.2	Completion of Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	it specifies the account and bank to which the proceeds of the Loan are to be credited.

5.3	Currency and amount

(a)	The currency specified in an Utilisation Request must be Dollars.

(b)	The amount of the proposed Utilisation must be an amount which is equal to the Maximum Loan Amount.

(c)	There shall be no more than one Utilisation.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in the Utilisation will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Utilisation. No Lender is obliged to participate in the Utilisation if, as a result, its share in the Loan then outstanding or in respect of which the Utilisation Request has been issued would exceed its Commitment.

(c)	The Agent shall notify each Lender of the amount of the Utilisation and the amount of its participation in the Utilisation by the Specified Time.

5.5	Disbursement

The Agent shall, on the Utilisation Date, apply the proceeds of Utilisation in accordance with the terms of the Consent and Implementation Agreement.

6.	Repayment

6.1	Repayment Instalments

(a)

Subject to the provisions of this Agreement, the Borrowers shall repay the Notional Vessel Tranches by 8 equal consecutive quarterly instalments in an aggregate amount of US$925,000 (such aggregate amount to be applied pro rata to the outstanding principal amount of the Notional Vessel Tranches) commencing on 30 September 2020 and thereafter on each subsequent Quarter Date (each instalment a “Repayment Instalment”).

(b)

The balance of each Notional Vessel Tranche shall be repaid by the Borrowers in full as a balloon repayment on the Termination Date, together with all other amounts then due and outstanding under the Finance Documents (the “Balloon Instalment”).

6.2	No Reborrowing

Amounts of the Loan which are repaid or prepaid shall not be available for reborrowing.

7.	Prepayment and cancellation

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or any part of the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrowers shall repay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of Control

If a Change of Control occurs, then:

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;

(b)	no Lender shall be obliged to fund an Utilisation; and

(c)

the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Mandatory prepayment – sale/Total Loss

(a)

If a Vessel is sold or becomes a Total Loss, the Borrowers shall be obliged to (and without prejudice to the restrictions on sale of a Vessel and/or insurance covenants and requirements as otherwise provided in the Finance Documents) prepay or pay (as applicable), as a minimum amount, the aggregate of the following:

(i)	the outstanding balance of the Notional Vessel Tranche relating to the subject Vessel; and

(ii)

such amount that would be required to be prepaid in order to ensure that the VTL Coverage immediately after the sale or Total Loss (excluding, for the purposes of such calculation, the Vessel which is sold or which becomes a Total Loss, but including the aggregate value of any additional security provided pursuant to Clause 26.1 (Additional security)) is no less than the VTL Coverage immediately prior to such sale or Total Loss (including the Vessel which is sold or which becomes a Total Loss);

provided that, if the net sales proceeds or the insurance proceeds (as the case may be) are greater than the amounts required in paragraphs (i) and (ii) above, then the balance of such sale proceeds or insurances proceeds (as the case may be) shall be applied in prepayment of the Loan (to be applied pro rata against the other Notional Vessel Tranches).

(b)

If a Vessel is sold or becomes a Total Loss, the required amount in sub-clause (a) shall be prepaid on the date on which the sale is completed by delivery of that Vessel to the buyer or, if that Vessel becomes a Total Loss, on the earlier of the date falling one hundred and eighty (180) days after the Total Loss Date and the date of receipt by the Agent of the proceeds of insurance relating to such Total Loss.

(c)

Any prepayments of principal under this Clause 7.3 shall be applied firstly in repayment of the then principal outstandings under the Notional Vessel Tranche relating to that Vessel and any balance to be applied against the other Notional Vessel Tranches pro rata and in inverse order of maturity against the Balloon Instalments and Repayment Instalments of such other Notional Vessel Tranches.

(d)

If there is any loss in respect of a Vessel or a claim under the Insurances in respect of a Vessel (in each case arising whilst that Vessel is under the ownership of the relevant Borrower) exceeding the Major Casualty Amount which in each case is not a Total Loss, the Borrowers irrevocably authorise, and shall procure that all such things are done to enable the Agent to apply any proceeds received from such loss or claim as a prepayment against the relevant Notional Vessel Tranche relating to that Vessel unless such proceeds are applied within ninety (90) days, or within such other period as the Classification Society may advise in writing, of being received towards repairing the relevant Vessel in accordance with the relevant Security Documents (or otherwise are used to reimburse the Borrowers for amounts made for such repair) and during which time the Borrowers and HoldCo shall procure that such funds are immediately credited to and remain in the Earnings Account of the relevant Borrower on and from their receipt.

7.4	Automatic cancellation

The unutilised Commitment (if any) of each Lender shall be automatically cancelled at the earlier of (i) close of business on the date on which the Loan is made available and (ii) at the end of the Availability Period.

7.5	Voluntary prepayment

(a)

The Borrowers may, upon giving to the Agent not less than five (5) Business Days’ prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$100,000 and thereafter in increments of US$100,000).

(b)	The Loan may only be prepaid pursuant to this Clause 7.5 after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

(c)

Any partial prepayments under this Clause 7.5 shall be applied against all of the Notional Vessel Tranches pro rata and in inverse order of maturity against the Balloon Instalment and the Repayment Instalments of each Notional Vessel Tranche.

7.6	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. The Agent must notify the Lenders promptly upon receipt of any such notice.

(b)	Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount repaid or prepaid and any applicable Break Costs.

(c)	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(e)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the Lenders, as appropriate.

(f)

If all or part of the Loan is repaid or prepaid, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph shall reduce the Commitments of the Lenders rateably.

8.	Interest

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrowers shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Default interest

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date (after the expiration of any applicable grace period under Clause 27.1 (Non-payment)), interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Utilisation in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9.	Interest Periods

9.1	Length of Interest Periods

(a)

Each Interest Period in respect of the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period and, subject to paragraph (b) below, end on the next Quarter Date.

(b)	If an Interest Period would otherwise overrun the Termination Date, it will be shortened so that it ends on the Termination Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Changes to the calculation of interest

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent. (50%) of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent so requires or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

10.4	Break Costs

(a)

The Borrowers shall, within three (3) Business Days of demand by a Finance Party (or at the time of prepayment of the relevant amount under Clause 7 (Prepayment and cancellation), pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by any Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	Fees

11.1	Agency fee and security agent fee

The Borrowers shall pay to the Agent (for its own account) an agency fee and a security agency fee in the amounts and at the times agreed in the relevant Fee Letter.

11.2	Upfront fee

The Borrowers shall pay to the Agent (for the account of the Lenders) on the Utilisation Date an upfront fee in an amount of US$50,000.

12.	Tax gross up and indemnities

12.1	Definitions

In this Agreement:

(a)

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

(c)	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

(d)	“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(e)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

Each Obligor shall (and shall procure that each other Obligor shall) make all payments to be made by it under any Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

(a)

an Obligor shall promptly upon becoming aware that it or any other Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and any such other Obligor;

(b)

if a Tax Deduction is required by law to be made by a Borrower or any other Obligor, the amount of the payment due from that Borrower or that other Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

(c)

if any Obligor is required to make a Tax Deduction, that Obligor shall (and shall procure that such other Obligor shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

(d)

within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall (and shall procure that such other Obligor shall) deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)

Each Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 12.3(a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(1)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(2)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under Clause 12.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(d)	A Protected Party shall, on receiving a payment from a Borrower under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If a Borrower or any other Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)

that Finance Party has obtained and utilised that Tax Credit, that Finance Party shall pay an amount to that Borrower or to that other Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by that Borrower or that other Obligor.

12.5	Stamp taxes

The Borrowers shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party or any Obligor to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 12.6(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party or any Obligor under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party or Obligor must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to the Borrowers).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 12.6(b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7	FATCA information

(a)	Subject to Clause 12.7(c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(1)	a FATCA Exempt Party; or

(2)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to Clause 12.7(a)(i)(1) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Clause 12.7(a) above shall not oblige any Finance Party to do anything, and Clause 12.7(a)(iii) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.7(a)(i) or 12.7(a)(ii) above (including, for the avoidance of doubt, where Clause 12.7(c) applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If an Obligor is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where an Obligor is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where an Obligor is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date; or

(iii)	where an Obligor is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(1)	a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or

(2)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 12.7(e) above to the Borrowers.

(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 12.7(e) is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrowers.

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 12.7(e) or 12.7(g) without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clause 12.7(e), 12.7(f) or 12.7(g).

12.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Finance Parties.

13.	Increased costs

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)

compliance with any law or regulation or any request from or requirement of any central bank or other fiscal, monetary or other authority made after the date of this Agreement (including Basel III, CRD IV and any other law or regulation which implements Basel III or CRD IV).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)	In this Agreement “Basel III” means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(d)	In this Agreement, “CRD IV” means:

(i)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(ii)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iii)	any other law or regulation which implements Basel III.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Subject to its confidentiality duties, each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	Other indemnities

14.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall (and the other Obligors shall procure that that Obligor shall) as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)

Each Obligor waives (and shall procure that each other Obligor waives) any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)

Each of the Borrowers shall jointly and severally, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

(b)

Each of the Borrowers shall jointly and severally, within three (3) Business Days of demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 (an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Vessel unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)

Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(d)	Any Affiliate or any officer or employee of a Finance Party or of any of its Affiliates may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

14.3	Indemnity to the Agent

Each of the Borrowers shall jointly and severally, within three (3) Business Days of demand, indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)

any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

14.4	Indemnity to the Security Agent

(a)

Each of the Borrowers shall jointly and severally, within three (3) Business Days of demand, indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by an Obligor to comply with its obligations under Clause 16 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)

acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Finance Parties, indemnify itself out of the Security Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

14.5	Indemnity survival

The indemnities in this Agreement shall survive repayment of the Loan unless expressly released.

15.	Mitigation by the Lenders

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)

The Borrowers shall, within three (3) Business Days of demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	Costs and expenses

16.1	Transaction expenses

Each of the Borrowers shall jointly and severally, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including but not limited to legal fees) incurred by any of them (and, in the case of the Security Agent, any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document;

(b)	the Transaction Security;

(c)	any other Finance Documents executed after the date of this Agreement;

(d)

any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, for the avoidance of doubt, any Valuation or survey and inspection costs except where a Finance Party is expressly required under the terms of the Finance Documents to pay any such amount without reimbursement from any Obligor); and

(e)	any discharge, release or reassignment of any of the Finance Documents.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 34.9 (Change of currency), the Borrowers shall, within five (5) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party (and, in the case of the Security Agent, any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Borrowers shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

16.4	Other costs

The Borrowers shall, within five (5) Business Days of demand, pay to each Finance Party and each other Secured Party the amount of all sums which that Finance Party or other Secured Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party or other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party or other Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party or other Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention (including, for the avoidance of doubt, any arrest or detention existing at the date of Utilisation).

17.	JOINT AND SEVERAL LIABILITY

17.1	Joint and several liability

(a)

All liabilities and obligations of the Borrowers under or in connection with any Finance Document shall, whether expressed or not expressed to be so, be joint and several. The failure by one Borrower to perform its obligations under the Finance Documents shall constitute a failure by the other Borrowers in the performance of such obligations under the Finance Documents. Each Borrower shall be responsible for the performance of the obligations of the other Borrowers under the Finance Documents.

(b)	Each Borrower agrees to be bound by the Finance Documents to which it is, or becomes, a party, notwithstanding that:

(i)	any other Borrower intended to be a party or be bound by such Finance Document does not become a party or bound; and

(ii)	any Finance Document may be invalid or unenforceable against the other Borrowers, whether or not such validity or unenforceability is known to any Finance Party.

(c)

The Finance Parties may, but only through the Agent or the Security Agent, take action against any Borrower, grant any time or other indulgence to any Borrower, or release or compromise in whole or in part the liability of any Borrower under the Finance Documents, in each case without affecting the liability of any other Borrower.

17.2	Waiver of defences

(a)

The joint and several liabilities and obligations of each Borrower will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Agreement and/or any other Finance Document (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Borrower or other person;

(ii)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;

(v)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

17.3	Appropriations

(a)

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Borrowers (or any of them) shall be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account any moneys received from the Borrower or on account of the relevant Borrower’s liability under this Clause 17.

17.4	Deferral of each Borrower’s rights

(a)

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(i)	to be indemnified by an Borrower;

(ii)	to claim any contribution from any other guarantor of any Borrower’s obligations under the Finance Documents;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Borrower to make any payment, or perform any obligation, in respect of which any Borrower has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Borrower; and/or

(vi)	to claim or prove as a creditor of any Borrower in competition with any Finance Party.

(b)

If any Borrower receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrowers under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 34 (Payment mechanics).

18.	Guarantee and indemnity

18.1	Guarantee and indemnity

Each of the Guarantors irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantors shall immediately on demand pay that amount as if they were the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor (other than the Guarantors) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantors under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantors under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of the Guarantors under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantors’ intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each of the Guarantors expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital, enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities, refinancing any other indebtedness; making facilities available to new borrowers, any other variation or extension of the purposes for which any such facility or amount might be made available from time to time, and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each of the Guarantors waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from it or commencing proceedings under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantors shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantors or on account of the Guarantors’ liability under this Clause 18.

18.8	Deferral of Guarantors’ rights

All rights which the Guarantors have at any time (whether in respect of this guarantee, a mortgage or any other transaction) against any Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents and until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantors will not exercise any rights which either of them may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Obligor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If any Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 34 (Payment mechanics).

18.9	Additional security

This guarantee and any other Security given by the Guarantors is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by any Finance Party, or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

19.	Representations and warranties

19.1	Representations

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party.

19.2	Status

Each of the Obligors:

(a)	is a corporation, a limited liability company or a limited partnership, duly incorporated or formed and validly existing under the law of its jurisdiction of incorporation or formation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

19.3	Binding obligations

Subject to the Legal Reservations and Perfection Requirements:

(a)	the obligations expressed to be assumed by each of the Obligors in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of paragraph (a)), each Security Document to which it is a party creates or will create upon execution and delivery and, where applicable, registration, the security interests that that Security Document purports to create and those security interests are, or will be when created or intended to be created, valid and effective,

19.4	Non-conflict with other obligations

The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Relevant Documents do not conflict with:

(a)	any law or regulation applicable to such Obligor;

(b)	the constitutional documents of such Obligor; or

(c)

any agreement or instrument binding upon such Obligor or any of such Obligor’s assets or constitute a default or termination event (however described) under any such agreement or instrument, provided that this paragraph (c) shall only apply to the extent that the circumstances of any such conflict would have a Material Adverse Effect.

19.5	Power and authority

(a)

Each of the Obligors has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)

No limit on the powers of any Obligor will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

19.6	Validity and admissibility in evidence

Subject to the Legal Reservations and Perfection Requirements, all authorisations required:

(a)

to enable each of the Obligors lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Obligor is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 2 (Conditions Subsequent).

19.7	Governing law and enforcement

(a)	Subject to the Legal Reservation, the choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

(b)

Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will, subject to the Legal Reservations, be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

19.8	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 27.7 (Insolvency proceedings) or creditors’ process described in Clause 27.8 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to an Obligor; and none of the circumstances described in Clause 27.6 (Insolvency) applies to any Obligor.

19.9	No filing or stamp taxes

Under the laws of the Relevant Jurisdictions of each relevant Obligor it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)	any filing, recording or any tax or fee payable in relation to any Finance Document which is referred to in any legal opinion referred to in Clause 4 (Conditions of Utilisation); and

(b)	registration of each Mortgage at the registry of the Approved Flag where title to the relevant Vessel is registered in the ownership of the relevant Borrower.

19.10	No default

(a)

No Event of Default and, on the date of this Agreement and the Utilisation Date, no Default is continuing or is reasonably likely to result from the advance of an Utilisation or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Obligors or to which its assets are subject and which has or is reasonably likely to have a Material Adverse Effect.

19.11	No misleading information

(a)

All written factual information supplied by it or on its behalf to any Finance Party in connection with the Relevant Documents was true and accurate in all material respects as at the date it was provided or as at any date at which it was stated to be given.

(b)

Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date on the basis of recent historical information and on the basis of assumptions it considered to be reasonable at the time.

(c)	It has not omitted to supply any information which, if disclosed, would make the information referred to in paragraph (a) above untrue or misleading in any material respect.

(d)	Nothing has occurred since the date of the information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

19.12	Financial statements

(a)	NMP’s most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)	have been prepared in accordance with GAAP consistently applied; and

(ii)

give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(b)

Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any of the Obligors or any other member of the Group.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative or investigative proceedings of or before any court, arbitral body, authority or agency which are likely to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief, following due and careful enquiry) been started or threatened against any of the Obligors.

19.14	Taxes and VAT

(a)	It is not a member of a value added tax group.

(b)	It is resident for Tax purposes only in the jurisdiction of its Original Jurisdiction.

(c)	It is not overdue in the filing of any Tax returns or overdue in the payment of any amount of Tax.

(d)

No claims or investigations have been, or are likely to be, initiated or conducted against it with respect to the non-payment of Tax which are likely to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

19.15	No breach of laws

None of the Obligors has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.16	Environmental laws

(a)

Each of the Obligors is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Obligors where that claim has or is reasonably likely to have a Material Adverse Effect.

19.17	Anti-corruption law

Each of the Obligors and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws in all material respects and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.18	No Security or Financial Indebtedness

(a)	No Security (other than Permitted Security) exists over all or any of the present or future assets of any Borrower in breach of this Agreement.

(b)	No Borrower has any Financial Indebtedness outstanding other than any Permitted Intercompany Loans or as otherwise permitted by this Agreement.

19.19	Pari passu ranking

The payment obligations of each of the Obligors under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.20	Ranking of Security

Subject to the Legal Reservations and Perfection Requirements, the security conferred by each Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu Security except Permitted Security.

19.21	Centre of main interests and establishments

For the purposes of Regulation (EU) No. 2015/848 of 20 May 2015 on Insolvency Proceedings (recast) (the “Regulation”), the centre of main interest of each of the Obligors (as that term is used in Article 3(1) of the Regulation) is situated in that Obligor’s Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.22	Completeness of Relevant Documents

The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true, accurate and complete copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

19.23	No Immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

19.24	Money laundering

Any borrowing by a Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities.

19.25	Sanctions

As regards Sanctions:

(a)

None of the Obligors, any Approved Manager, nor any of their respective direct or indirect shareholders (or equivalent) or any director, officer, agent, employee or person acting on behalf of any of them is a Restricted Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Restricted Person and none of such persons owns or controls a Restricted Person; provided that, for the purposes of this paragraph (a) and with respect to NMP only, ‘shareholders’ shall include only those shareholders owning 5% or more of shares in NMP.

(b)

No proceeds of the Loan shall knowingly be made available, directly or indirectly, to or for the benefit of a Restricted Person in violation of applicable Sanctions laws, or otherwise shall knowingly be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)

The Obligors shall not (and shall procure that no Approved Manager shall) knowingly use any revenue or benefit derived from any activity or dealing with a Restricted Person in breach of Sanctions in discharging any obligation due or owing to the Finance Parties.

(d)	Each of the Obligors, each Approved Manager and each Affiliate of any of them is in compliance with Sanctions.

(e)

Each Obligor shall (and shall procure that each Approved Manager shall), to the extent permitted by law, promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or formal investigation against it brought by any Sanctions Authority, with respect to the activities of an Obligor and each Approved Manager.

19.26	Valuation

(a)

All factual written information supplied by it or on its behalf to the Agent for the purposes of each Valuation was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to the Agent which, if disclosed, would materially and adversely affect a Valuation.

(c)

Nothing has occurred since the date the information referred to in paragraph (a) above was supplied which, if it had occurred prior to the relevant Valuation, would have materially and adversely affected that Valuation.

19.27	No other business

(a)	None of the Borrowers has traded or carried on any business since the date of its incorporation except for:

(i)	the ownership and operation of the Vessel owned by it.

(b)	As at the date of this Agreement, none of the Borrowers is party to any material agreement other than the Relevant Documents.

(c)	As at the date of this Agreement,

no Borrower has any Subsidiaries.

(d)	None of the Borrowers:

(i)	has, or has had, any employees; and

(ii)	has any obligation in respect of any retirement benefit or occupational pension scheme.

19.28	Ownership

(a)	All of HoldCo’s issued limited liability company interests are directly, legally and beneficially owned and controlled by NMP.

(b)	All of the Borrowers’ issued shares are directly, legally and beneficially owned and controlled by HoldCo.

(c)	The shares in each Borrower are fully paid and are not subject to any option to purchase or similar rights.

(d)	Each Borrower is the sole legal and beneficial owner of the Vessel registered in its name, its Earnings and its Insurances.

(e)

As and with effect from the date of its creation or intended creation, each Borrower will be the sole legal and beneficial owner of any other asset that is the subject of any Transaction Security created or intended to be created by it.

19.29	ISM Code and ISPS Code

All requirements of the ISM Code and the ISPS Code as they apply to each Borrower and any Approved Manager and each Vessel will be complied with as from the date of delivery of such Vessel to the relevant Borrower under the relevant MOA.

19.30	Vessel

(a)	Each Vessel is:

(i)	permanently registered in the name of the relevant Borrower under the relevant Approved Flag;

(ii)	free from Security (other than Permitted Security);

(iii)	operationally seaworthy and in every way fit for service;

(iv)

classed in accordance with the relevant Classification free of all overdue conditions and recommendations of the relevant Classification Society (except as disclosed to and approved by the Agent prior to the Utilisation Date); and

(v)	insured in the manner required by the Finance Documents,

provided that, in the case of paragraphs (iii) and (iv) above, no breach of this Clause shall result in relation to a condition or recommendation of class or required works or repairs existing at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020.

(b)	To the best of its knowledge (following due and careful enquiry):

(i)	no material breach of any law or regulation is outstanding which might have a Material Adverse Effect (including in relation to the value of a Vessel); and

(ii)	no adverse claim has been made by any person in respect of the ownership of any Vessel or any interest in it.

19.31	Repetition

Each Repeating Representation is deemed to be repeated by each Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request, on the Utilisation Date, on the first day of each Interest Period and, in the case or those contained in Clause 19.12(b) (Financial statements) and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, on each day on which the relevant financial statements are delivered.

20.	Information undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

(a)	The Borrowers shall supply to the Agent:

(i)

as soon as available, but in any event within 180 days after the last day of each fiscal year of NMP ending thereafter, a copy of the audited consolidated balance sheet of the NMP and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year (provided that delivery within the time periods specified above of copies of the Annual Report on Form 20-F of NMP filed with the SEC shall be deemed to satisfy the requirements of this paragraph (b)(i)); and

(ii)

as soon as available, but in any event within 90 days after the last day of the first three fiscal quarters of each fiscal year of NMP, the unaudited consolidated balance sheet of NMP and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 6-K of NMP filed with the SEC shall be deemed to satisfy the requirements of this paragraph (b)(ii)).

20.2	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)

shall be certified by an authorised officer of the relevant entity as giving a true and fair view (in case of annual financial statements), or fairly presenting (in other cases), its financial condition as at the date as at which those financial statements were drawn up; and

(ii)

shall be prepared using GAAP, accounting practices and financial reference periods consistently applied unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the previous financial statements were prepared; and

(2)	in the case of annual audited financial statements, not be the subject of any Auditor’s opinion that is adversely qualified in any material way.

(b)

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the previous financial statements were prepared.

20.3	Budgets and report on Operating Expenses

(a)	The Borrowers shall:

(i)

supply to the Agent, no later than thirty (30) days prior to the commencement of each calendar year (starting with the calendar year commencing 1 January 2020), copies of an annual operating budget of each Borrower (and the Vessel owned by it) for that calendar year; and

(ii)

procure that the Approved Technical Manager shall supply to the Agent, no later than thirty (30) days prior to the commencement of each calendar year (starting with the calendar year commencing 1 January 2020), a copy of an annual Operating Expenses budget in respect of each Vessel for that calendar year, all such budgets to be approved by the Agent (acting on the instructions of the Majority Lenders) and in the form and with such details as the Agent (acting on the instructions of the Majority Lenders) may reasonably require and, without prejudice to the foregoing, each annual Operating Expenses budget under paragraph (ii) above to be substantially in the form appended to Schedule 13 (Example Budget) or such other form as may be agreed by the Borrowers and the Agent.

(b)

The Borrowers shall procure that the Approved Technical Manager shall, on request, supply to the Agent a quarterly performance report for each Vessel for the following Financial Quarter showing the estimated daily Operating Expenses for that Vessel and, upon the request of the Agent, provide details of trade payables and other liabilities position of each Vessel.

20.4	Information: miscellaneous

(a)	Each Borrower and HoldCo shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)

at the same time as they are dispatched, copies of all documents dispatched by that Borrower or HoldCo to its shareholders or equivalent (but not in their capacity as directors, officers or employees of any Borrower or HoldCo) generally (or any class of them) or dispatched by that Borrower or HoldCo to its creditors generally (or any class of them);

(ii)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (including proceedings related to any alleged or actual breach of the ISM Code or the ISPS Code) which are current, threatened or pending against any Obligor, and which are likely to be adversely determined and, if adversely determined, are likely to have a Material Adverse Effect;

(iii)

promptly, such further information regarding the financial condition, business, assets and operations of any Obligor (or any other member of the Group) as any Finance Party (through the Agent) may reasonably request including, without limitation, cash flow analyses and details of the Operating Expenses of any Vessel, any dividends and/or loans made by a Borrower and/or HoldCo, and annual inspection certificates (including any annual inspection report (if required by the Agent)).

(b)

The Finance Parties (or the Agent acting on their behalf) shall be entitled to have a call with representatives of the Borrower at least once per quarter and to hold a meeting with representatives of the Group at least once per calendar year, during which calls and meetings the Finance Parties or the Agent (as applicable) shall be entitled to ask such questions regarding the financial condition, business and operations of the Group (or any member of the Group) as such Finance Party or the Agent (as applicable) may reasonably require.

20.5	Notification of default

(a)

Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

20.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.7	USA Patriot Act Notice

Each Lender hereby notifies each Obligor that, pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.: 107-56 (signed into law October 26, 2001) (the “Patriot Act”) it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and each Borrower agrees to provide such information from time to time to any Lender.

21.	Financial Covenants

21.1	NMP Financial Covenants

NMP shall ensure that the financial covenants set out in Schedule 12 (NMP Financial Covenants) are complied with at all times during the Facility Period.

21.2	Compliance certificates

(a)

NMP shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 20.1(a) (Financial statements), a compliance certificate in such form as may reasonably be required by the Agent (acting on the instructions of the Majority Lenders and, with regard to NMP’s reporting requirements, to its other financiers) confirming compliance with Clause 21.1 (NMP Financial Covenants). Each such compliance certificate shall be signed by an authorised officer of NMP.

(b)

If, prior to the delivery of any compliance certificate pursuant to paragraph (a) above, NMP becomes aware that the financial covenants detailed in Schedule 12 (NMP Financial Covenants) (or any of them) will not be complied with, then NMP shall promptly notify the Agent accordingly.

22.	General undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with, renew and do all that is necessary to maintain in full force and effect each Relevant Document; and

(b)	upon request by the Agent, supply certified copies to the Agent of any authorisation required under any law or regulation of its jurisdiction of incorporation to:

(i)	enable it to perform its obligations under the Relevant Documents to which it is a party;

(ii)

subject to the Legal Reservations and Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Relevant Document; or

(iii)	enable any Obligor to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.2	Compliance with laws

Each Obligor shall comply (and shall procure that each Affiliate of any of them shall comply) in all respects with all laws, regulations and directives to which it may be subject if (except as regards anti-corruption laws, to which Clause 22.5 (Anti-corruption laws) applies) failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.3	Environmental compliance

Each Obligor shall:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.4	Environmental Claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)

any Environmental Claim against any of the Obligors which is current, pending or threatened where the claim is reasonably likely to be adversely determined and, if determined against that Obligor, has or is reasonably likely to have a Material Adverse Effect; and

(b)

any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Obligors, where the claim is reasonably likely to be adversely determined and, if determined against that Obligor, has or is reasonably likely to have a Material Adverse Effect.

22.5	Anti-corruption laws

(a)

No Obligor shall (and each Obligor shall procure that no other Obligor shall) directly or indirectly use the proceeds of the Loan for any purpose that would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and shall procure that each other Obligor shall):

(i)	conduct its businesses in material compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.6	Taxation

(a)

Each Obligor shall (and shall procure that each other Obligor shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them, which have been disclosed in its latest financial statements delivered to the Agent under Clause 20.1 (Financial statements);

(iii)	such payment can be lawfully withheld; and

(iv)	failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Borrower and no other Obligor may change its residence for Tax purposes.

22.7	Evidence of good standing

Each Obligor shall from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Obligors remain in good standing.

22.8	Pari passu ranking

Each Obligor shall (and shall procure that each other Obligor shall) ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.9	Negative pledge

(a)	In this Clause 22.9, “Quasi-Security” means an arrangement or transaction described in Clause 22.9(b).

(b)	Except as permitted under Clause 22.9(c):

(i)	None of the Borrowers shall create nor permit to subsist any Security over any of its assets.

(ii)	None of the Borrowers shall:

(1)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group or any Related Party;

(2)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(3)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(4)

enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraph (b) above does not apply to any Security or (as the case may be) Quasi-Security, which is a Permitted Security or a Permitted Transaction.

22.10	Disposals

None of the Borrowers shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset. For the avoidance of doubt, no Borrower shall enter into a binding commitment for the sale of a Vessel without the prior consent of the Agent (acting on the instructions of the Lenders), which consent the Agent shall have full power to withhold. This Clause does not apply to any sale, lease, transfer or other disposal where the proceeds received by the Borrowers are sufficient to discharge the liabilities under the Finance Documents in full.

22.11	Arm’s length basis

(a)	Except as permitted under Clause 22.11(b), none of the Borrowers shall enter into any transaction with any person except on arm’s length terms.

(b)

Other than the entry by a Borrower into a Management Agreement with an Approved Manager or the entry into the Relevant Documents, none of the Borrowers shall enter into a transaction with a Related Party without the prior written consent of the Agent (which consent the Agent shall have full power to withhold).

(c)	The following transactions shall not be a breach of Clause 22.11(a):

(i)

transactions contemplated under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or fees, costs and expenses agreed by the Agent; and

(ii)	any Permitted Transaction.

22.12	Merger

None of the Borrowers shall, without the prior written consent of the Lenders, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

22.13	Change of business

No Obligor shall make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

22.14	No other business

(a)	None of the Borrowers shall engage in any business other than the ownership, operation, chartering and management of the relevant Vessel owned by it.

22.15	No acquisitions

No Borrower shall acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

22.16	No Joint Ventures

No Borrower shall:

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)

transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

22.17	No borrowings

No Borrower shall incur or allow to remain outstanding any Financial Indebtedness (except for the Loan and any Permitted Intercompany Loans) unless it is a Permitted Transaction.

22.18	No loans or credit

None of the Borrowers shall be a creditor in respect of any Financial Indebtedness (other than pursuant to the Relevant Documents and any Permitted Intercompany Loans) unless it is a loan made in the ordinary course of business on arm’s length terms in connection with the chartering, operation or repair of a Vessel or a Permitted Transaction.

22.19	No guarantees or indemnities

None of the Borrowers shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person other than pursuant to the Relevant Documents or unless it is a Permitted Transaction.

22.20	No dividends

None of the Borrowers shall, following the occurrence of an Event of Default which is continuing:

(a)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve; or

(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

22.21	Inspection of records

Each Borrower and HoldCo shall permit the inspection of its respective financial, operating and insurance records and accounts as may be reasonably required from time to time by the Agent or its nominee.

22.22	No change in Relevant Documents

(a)	No Obligor shall:

(i)	exercise any discretion under any of the Relevant Documents which are not Finance Documents in a manner which is material and adverse to the interests of the Lenders; or

(ii)

amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents, or any other document delivered to the Agent pursuant to Clause 4.1 (Conditions precedent) or Clause 4.3 (Conditions Subsequent) in a manner which is material and adverse to the interests of the Lenders.

(b)

Each Obligor shall take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under any Relevant Documents which are not Finance Documents where it is in the commercial interest of such Obligor to do so.

(c)	Each Obligor shall (and shall procure that each other Obligor shall) comply with its obligations under the Relevant Documents which are not Finance Documents.

22.23	Further assurance

(a)

Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect any Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Borrower (or that other Obligor as the case may be) that are subject to Transaction Security located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

(b)

Each Borrower and HoldCo shall take all such action as is available to it (including making all filings and registrations) as may be reasonably necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.24	Sanctions

(a)

The Obligors shall not (and shall procure that no Approved Manager shall), directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transaction(s) contemplated by this Agreement:

(i)	to fund either directly or indirectly any trade, business or other activities:

(1)	involving or for the benefit of any Restricted Person; or

(2)	in any country or territory that, at the time of such funding, is a Sanctioned Country; or

(3)

in any other manner that would reasonably be expected to result in any person or any Finance Party being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Person.

(b)	No Obligor shall permit or authorise (and shall procure that no Approved Manager shall permit or authorise), and each Obligor shall prevent, any Vessel being used directly or indirectly:

(i)	by or for the benefit of any Restricted Person or in any country, or territory, that is a Sanctioned Country; and/or

(ii)	in any trade which will expose a Vessel, any person, an Approved Manager, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)

Each Obligor shall ensure that neither its assets nor the assets subject to the Finance Documents shall be used directly or indirectly by or for the benefit of any Restricted Person or otherwise used in any manner which would not be in compliance with Sanctions.

(d)	Each Obligor shall comply, and procure compliance of the Approved Managers, with Sanctions.

23.	Vessel Undertakings

23.1	General

With respect to each Vessel, the undertakings in this Clause 23 shall remain in force from the Utilisation Date for so long as any amount is outstanding under any Finance Document.

23.2	Vessel name and registration

Each Borrower shall, in respect of the Vessel owned by it:

(a)	keep that Vessel registered in its name with the Approved Flag;

(b)	not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and

(c)	not change the name or port of registry of that Vessel without the prior written consent of the Agent (acting with the instruction of all Lenders),

provided that no breach of this Clause shall result in relation to a condition or recommendation of class or required works or repairs existing at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020.

23.3	Repair and classification

Each Borrower shall keep the Vessel owned by it:

(a)	in a good and safe condition and state of repair;

(b)	consistent with first class ship ownership and management practice;

(c)	in a manner such that they maintain the Classification of that Vessel free of overdue recommendations and conditions; and

(d)

so as to comply with all laws and regulations applicable to vessels registered under the Approved Flag or to vessels trading to any jurisdiction to which that Vessel may trade from time to time including but not limited to ISM Code and the ISPS Code, provided that no breach of this Clause shall result in relation to a condition or recommendation of class or required works or repairs existing at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020.

23.4	Modification

Each Borrower shall, in respect of the Vessel owned by it, not make or permit to be made, any modification or repairs to, or replacement of, the Vessel owned by it or equipment installed on that Vessel that would or might materially and adversely alter the structure, type or performance characteristics of that Vessel or materially reduce its value, provided that no breach of this Clause shall result in relation to a condition or recommendation of class or required works or repairs existing at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020.

23.5	Removal of parts

Each Borrower shall, in respect of the Vessel owned by it, not remove, nor permit the removal, of any material part of the Vessel owned by it, or any item of equipment installed on that Vessel, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security or any right in favour of any person other than the Security Agent and becomes on installation on that Vessel, the property of the relevant Borrower, and subject to the security constituted by the Mortgage relating to that Vessel, provided that the relevant Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to that Vessel and provided further that no breach of this Clause shall result in relation to a condition or recommendation of class or required works or repairs existing at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020.

23.6	Surveys

Each Borrower shall, in respect of the Vessel owned by it, submit that Vessel regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Agent, provide the Agent with copies of all survey reports.

23.7	Inspection

Each Borrower shall permit the Agent and/or the Security Agent (by surveyors or other persons appointed by it for that purpose) to board the Vessel owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections, provided that, so long as no Event of Default has occurred and is continuing, (i) the number of inspections of each Vessel shall not exceed one per calendar year and (ii) no such inspection shall unduly interfere with the normal operation of the Vessel. Any reasonable costs, fees or expenses relating to such inspections shall be for the account of the Borrowers, provided that, so long as no Event of Default has occurred and is continuing, the Borrowers shall not be required to pay for more than one inspection per Vessel in any calendar year.

23.8	Prevention and release from arrest

Each Borrower shall, in respect of the Vessel owned by it, promptly within 5 Business Days discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Vessel, its Earnings or its Insurances;

(b)	all Taxes, dues and other amounts charged in respect of that Vessel, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of that Vessel, its Earnings or its Insurances,

and, forthwith upon receiving notice of the arrest of that Vessel, or of its detention in exercise or purported exercised of any lien or claim, the relevant Borrowers shall procure its release by providing bail or otherwise as the circumstances may require. For the avoidance of doubt, the Borrowers’ obligations under this clause shall extend to any arrest or detention existing at the time of Utilisation, provided that, as per Clause 27.21 (Vessel Arrest), any arrest, detention, seizure or impounding that is existing at the date of Utilisation, shall be released within fifteen (15) days of Utilisation.

23.9	Compliance with laws

Each Borrower shall:

(a)

comply, or procure compliance with all Environmental Laws, the ISM Code, the ISPS Code, Sanctions and all other laws and regulations relating to the Vessel owned by it, its ownership, operation and management or to its business;

(b)

not employ the Vessel owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code, any Environmental Laws and any Sanctions;

(c)	maintain an ISSC for the Vessel owned by it; and

(d)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessel owned by it to enter or trade to any zone which is declared a war zone by any government or by the war risks insurers of the Vessel owned by it unless the prior written consent of the Agent has been given and the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which the Agent may require.

23.10	Classification Society

Following a written request by the Agent, the relevant Borrower shall instruct the relevant Classification Society to (and shall procure that such Classification Society shall undertake to the Security Agent to):

(a)	notify the Security Agent promptly in writing if the Classification Society:

(i)	receives notification that a Vessel’s classification society is to be changed; or

(ii)

becomes aware of any facts or matters which may result in or have resulted in a change, discontinuance, withdrawal, suspension, or expiry of a Vessel’s class under the rules or terms and conditions of such Borrower’s or a Vessel’s membership of the Classification Society;

(b)	following receipt of a request in writing by the Security Agent:

(i)

send to the Security Agent certified true copies of all original class records held by the Classification Society in relation to a Vessel and/or allow the Security Agent (or its agents) at any time to inspect the original class and related records of such Borrower and a Vessel at the offices of the Classification Society and to take copies of them; and

(ii)

confirm whether the relevant Borrower is or is not in default of any of its obligations or liabilities to the Classification Society, including confirmation on whether it has paid in full all fees or other charges due and payable to the Classification Society and, if that Borrower is in default, to specify in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society, provided that no breach of this Clause shall result in relation to a condition or recommendation of class or required works or repairs existing at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020.

23.11	Provision of information

Each Borrower shall, in respect of the Vessel owned by it, promptly provide the Agent with any information which it may reasonably request regarding:

(a)	that Vessel, its employment, position and engagements;

(b)	its Earnings;

(c)	payments and amounts due to the master and crew of that Vessel;

(d)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Vessel and any payments made in respect of that Vessel;

(e)	any towages and salvages; and

(f)	the Borrowers’, the Approved Managers’ or that Vessel’s compliance with the ISM Code and the ISPS Code.

23.12	Notification of certain events

Each Borrower shall, in relation to the Vessel owned by it, immediately notify the Agent by email, of:

(a)	any casualty relating to that Vessel which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or the Classification Society or by any competent authority which is not immediately complied with;

(d)	the conduct of any required works and repairs to each of the Vessels in order to ensure compliance with the Clause 23.3 (Repair and classification);

(e)	any arrest or detention of that Vessel, any exercise or purported exercise of any lien on that Vessel or its Earnings or any requisition of that Vessel for hire;

(f)	any intended dry docking of that Vessel;

(g)	any Environmental Claim made against any Borrower or in connection with any Vessel, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against any Borrower, any Approved Manager or otherwise in connection with that Vessel;

(i)	any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC; and

(j)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrowers shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of the Borrowers’, the Approved Managers’ or any other person’s response to any of those events or matters, provided that no notification shall be required and no breach of this Clause shall result in relation to a condition or recommendation of class or required works or repairs existing, or any arrests existing, at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020.

23.13	Restrictions on chartering etc.

No Borrower shall, in relation to the Vessel owned by it:

(a)	let that Vessel on demise charter for any period;

(b)

enter into or vary any time charter, consecutive voyage charter or other contract of employment in respect of that Vessel without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

(i)	for a term which exceeds thirteen (13) months; or

(ii)	for a term which, by virtue of any option of extensions, may exceed thirteen (13) months;

(c)	enter into or vary any charter in relation to that Vessel under which more than two (2) months’ hire (or the equivalent) is payable in advance;

(d)

charter that Vessel otherwise than on bona fide arm’s length terms at the time when that Vessel is fixed (and for the avoidance of doubt any charter to a member of the Group, the NMP Group or any Related Party shall not be permitted without the Agent’s prior written consent);

(e)

pay or agree to pay any fees, commission, or any other compensation, contribution, remuneration, or payment of any kind whatsoever to an Approved Manager other than in accordance with the terms of a Management Agreement;

(f)	deactivate or lay-up that Vessel; or

(g)

put that Vessel into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed US$500,000 (or the equivalent in any other currency) unless that person has first given to the Agent in terms satisfactory to it a written undertaking not to exercise any lien on that Vessel or its Earnings for the cost of such work or for any other reason.

23.14	Notice of Mortgage

Each Borrower shall keep the Mortgage registered against the Vessel owned by it as a valid first priority or first preferred mortgage (as the case may be), carry on board that Vessel a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Vessel a framed printed notice stating that the Vessel is mortgaged by the relevant Borrower to the Security Agent.

23.15	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings relating to any Vessel, other than with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

23.16	Manager

A manager of a Vessel shall not be appointed unless that manager is, in the case of the technical management of a Vessel, an Approved Technical Manager or, in the case of the commercial management of a Vessel, an Approved Commercial Manager. In advance of any appointment: (a) the terms of its appointment shall be approved in writing and (b) the relevant Approved Manager shall deliver a duly executed Manager’s Undertaking to the Security Agent.

23.17	Management Agreement

From the Utilisation Date, no Borrower will agree to any alteration to the terms of an Approved Manager’s appointment that would be prejudicial to the interests of the Lenders under the Finance Documents, nor permit or authorise an Approved Manager to transfer or delegate any of its obligations under the relevant management agreement, without the prior consent of the Agent (which consent the Agent shall have full power to withhold) and subject to any Approved Sub-Manager providing a duly executed Manager’s Undertaking to the Security Agent.

24.	Insurance Undertakings

24.1	General

Each Borrower undertakes to comply with the following provisions of this Clause 24 for so long as any amount is outstanding under the Finance Documents or except as the Security Agent may otherwise permit (acting on the instructions of all Lenders).

24.2	Maintenance of obligatory insurances

Each Borrower will keep the Vessel owned by it at all times insured at its own cost and expense against:

(a)

fire and usual marine risks (including hull and machinery, excess risks and increased value) and war risks (including the London blocking and trapping addendum or equivalent coverage, including terrorism and piracy risks where excluded under the fire and usual marine risks insurance and including, without limitation, protection and indemnity war risks with a separate limit not less than hull value) for an amount on an agreed value basis at least the greater of:

(i)	an amount equal to 120% of the Notional Vessel Tranche in respect of that Vessel (and, when aggregated with such insurances in respect of each Vessel other than that Vessel, 120% of the Loan); and

(ii)	the Market Value of that Vessel;

(b)

protection and indemnity risks (including without limitation protection and indemnity war risks in excess of the amount for war risks (hull) and oil pollution liability risks and in respect of the full value and tonnage of that Vessel), on “full entry terms” for the highest available amount in the insurance market for vessels of a similar age and type as that Vessel (but, in relation to liability for oil pollution, for an amount not less than US$1,000,000,000); and

(c)

any other risks against which the Agent considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Agent be reasonable for that Borrower to insure and which are specified by the Agent by notice to the relevant Borrower.

24.3	Terms of obligatory insurances

The obligatory insurances shall:

(a)	be in Dollars;

(b)	be on terms approved by the Agent in writing;

(c)

be through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations, which are members of the International Group of Protection and Indemnity Associations, and have Standard & Poor’s rating of at least A or a comparable rating by any other rating agency acceptable to the Agent (acting on the instructions of all Lenders);

(d)

whenever required by the Agent, name (or be amended to name) the Security Agent as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent (as the case may be), but without the Security Agent thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(e)

name the Security Agent as loss payee with such directions for payment as the Security Agent may specify (such loss payable clauses to be in the form determined pursuant to the provisions of the General Assignments);

(f)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever;

(g)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent and/or the Agent; and

(h)	provide that the Security Agent may make proof of loss if the relevant Borrower fails to do so.

24.4	Renewal

Each Borrower shall:

(a)	at least fourteen (14) days before the expiry of any obligatory insurance relating to a Vessel;

(i)

notify the Agent of the approved brokers (or other insurers) and any protection and indemnity or war risks association through or with whom a Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Agent’s approval to the matters referred to in paragraph (a)(i);

(b)	at least seven (7) days before the expiry of any obligatory insurance relating to a Vessel, renew that obligatory insurance in accordance with the Agent’s approval pursuant to paragraph (a); and

(c)	not add any (other) assured to any obligatory insurance without the prior written consent of the Agent.

24.5	Copies of policies

Each Borrower shall provide to the Agent pro forma copies of all insurance policies and other documentation issued by brokers, insurance and protection and indemnity associations as soon as they are available after they have been placed or renewed.

24.6	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks association in which a Vessel is entered provides the Agent with:

(a)	a certified copy of the certificate of entry for the Vessel owned by it;

(b)	a letter or letters of undertaking in such form as may be required by the Security Agent; and

(c)

where required to be issued under the terms of insurance or indemnity provided by the relevant Borrower’s protection and indemnity association, a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Vessel owned by it.

24.7	Letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Agent a letter or letters or undertaking in a form required by the Security Agent and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in the agreed form or in such other forms as the Security Agent may require;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Agent in accordance with the said loss payable clause;

(c)	they will advise the Security Agent immediately of any material change to the terms of the obligatory insurances;

(d)

they will notify the Security Agent, not less than seven (7) days before the expiry of the relevant obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Agent of the terms of the instructions; and

(e)

they will not set off against any sum recoverable in respect of a claim relating to the Vessel owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Vessel or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Vessel forthwith upon being so requested by the Security Agent.

24.8	Deposit original policies

Each Borrower shall ensure that the originals of all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

24.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Agent.

24.10	P&I guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

24.11	Compliance with terms of obligatory insurances

No Borrower shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)

each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 24.6 (Copies of certificates of entry) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Agent has not given its prior written approval;

(b)

no Borrower shall make any changes relating to the Classification or Classification Society or manager or operator of the Vessel owned by it unless approved by the underwriters of the obligatory insurances, provided that no notification shall be required and no breach of this Clause shall result in relation to a condition or recommendation of class or required works or repairs existing at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020; and

(c)

no Borrower shall employ the Vessel owned by it, or allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the Agent and the insurers and complying with any requirements (as to extra premium or otherwise) which the Agent and the insurers specify.

24.12	Alteration to terms of obligatory insurances

No Borrower shall make nor agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Agent (acting on the instructions of all the Lenders).

24.13	Settlement of claims

No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for a Total Loss or for a Major Casualty without the prior written consent of the Security Agent, and shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

24.14	Application of recoveries

Any sums paid under the obligatory insurances other than to the Security Agent shall be applied in repairing the damage and/or discharging the liability in respect of which they have been paid, save to the extent that the repairs have already been completed and paid for and/or the liability has already been fully discharged.

24.15	Provision of copies of communications

Each Borrower shall provide the Agent, promptly following the time of each such communication, copies of all material written communications between such Borrower and each of the following:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

24.16	Provision of information

In addition, each Borrower shall promptly provide the Agent (or any persons which the Agent may designate) with any information which the Agent (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)

effecting, maintaining or renewing any such insurances as are referred to in Clause 24.17 (Mortgagee’s interest and additional perils) or dealing with or considering any matters relating to any such insurances, and each Borrower shall, forthwith upon demand, indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in connection with any such report as is referred to in paragraph (a).

24.17	Mortgagee’s interest and additional perils insurances

The Security Agent shall be entitled, at the cost and expense of the Borrowers, from time to time to effect, maintain and renew:

(a)

a Mortgagee’s Interest Additional Perils (Pollution) Insurance and a Mortgagee’s Interest Marine Insurance in each case in an amount equal to 120% of the Loan and otherwise on such terms, through such insurers and generally in such manner, as the Security Agent may from time to time consider appropriate; and

(b)

any other insurance cover which the Security Agent reasonably requires in respect of a Finance Party’s interests and potential liabilities (whether as mortgagee of a Vessel or beneficiary of the Security Documents) and the Borrowers shall upon demand fully indemnify the Security Agent in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in this Clause 24.17 or dealing with, or considering, any matter arising out of such insurance, and the Borrowers shall supply, or procure that there is supplied, to the Security Agent such information as the Security Agent may require in connection with the matters referred to in this Clause 24.17.

25.	Accounts

25.1	Maintenance

(a)

Other than with the consent of the Agent (acting on the instructions of all Lenders), no Borrower shall open or maintain any bank accounts other than the Accounts required in connection with this Agreement or the other Finance Documents.

(b)

Each Account Holder shall establish within ten (10) Business Days of Utilisation and maintain the relevant Accounts with the Account Bank, free of Security and rights of set-off (other than as created under the Accounts Security), until no amount remains outstanding from them under this Agreement or any other Finance Documents.

25.2	Location of Accounts

Each Account Holder shall promptly:

(a)	comply with any requirement of the Agent as to the location or relocation of the Accounts; and

(b)

execute any documents which the Agent specifies and are necessary to create or maintain in favour of the Security Agent Security over (and/or rights of set-off, consolidation or other rights in relation to) each Account.

25.3	Application of Account

(a)

Each Account Holder shall procure that transfers are made from each Account in order to facilitate the payment of amounts required and/or contemplated by this Agreement and the other Finance Documents.

(b)

Each Account Holder shall only be permitted to withdraw sums from the Accounts in accordance with the provisions of the Finance Documents or as otherwise permitted by the Agent (acting on the instructions of the Majority Lenders).

(c)

Without prejudice to its other rights under the Transaction Security and without obligation to do so, each Account Holder irrevocably authorises the Agent after the occurrence of an Event of Default (and whilst it is continuing) to instruct an Account Bank to make any transfer from any Account in order to facilitate the payment of amounts required and/or contemplated by this Agreement and the other Finance Documents.

25.4	Earnings and Requisition Compensation

(a)	Each Obligor shall procure that all Earnings and Requisition Compensation in relation to a Vessel are credited to the relevant Earnings Account, unless and until the Agent shall otherwise direct.

(b)	The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by paragraphs (c) and (d) below.

(c)

Provided always that no Event of Default shall have occurred and be continuing, each Account Holder may at any time withdraw from the relevant Earnings Account payments in respect of Operating Expenses relating to the Mortgaged Ship owned by it, provided that in, any calendar year, the aggregate amount of Operating Expenses withdrawn from any Earnings Account must not exceed the amount set out in the relevant Operating Expenses budget for that calendar year as approved in accordance with Clause 20.3.

(d)

On each Quarter Date, the Borrowers shall procure that (and, following the occurrence of an Event of Default that is continuing, the Agent shall be authorised to apply) amounts standing to the credit of the Earnings Accounts are as applied as follows:

(i)	FIRST, in payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Agent, the Security Agent, any Receiver and any Delegate under the Finance Documents;

(ii)	SECOND, in payment of any interest due under the Finance Documents on that date; and

(iii)	THIRD, in repayment of any repayment instalments due under the Finance Documents on that date.

(e)

If the Borrowers have failed to make the relevant payments within 5 Business Days of a Quarter Date, the Agent shall be entitled to debit the Earnings Accounts from time to time (without notice to the Borrowers) in order to discharge any amount due and owing from the Obligors (or any of them) under a Finance Document (including but not limited to any fees payable under Clause 11 (Fees).

26.	Security shortfall

26.1	Additional security

(a)

On and from the second anniversary of the Utilisation Date, if the Agent (acting on the instructions of the Majority Lenders) notifies the Borrowers that the ratio (expressed as a percentage) of: (x) the aggregate of the Market Value of the Mortgaged Vessels plus the aggregate value of any additional security provided pursuant to this Clause 26; to (y) the aggregate principal amount of the Loan then outstanding (the “VTL Coverage”), is as that time equal to or more than the then Applicable VTL Percentage, then the Borrowers shall, within thirty (30) days of the Agent’s request, at the Borrowers’ option:

(i)

give to the Security Agent other additional security in form and substance satisfactory to the Security Agent in favour of the Finance Parties for the payment of the Secured Liabilities which is either Cash held in a blocked account subject to a pledge or charge in form and substance required by the Security Agent or, if such additional security is not Cash, then (in the opinion of the Security Agent acting in its sole discretion):

(1)	has a net realisable value (on an aggregate basis) equal to or greater than the applicable shortfall; and

(2)	is of a type which is in form and substance satisfactory to it; or

(ii)	prepay the Loan to the extent required to eliminate the shortfall,

and provided always that any breach of this Clause 26.1 may not be remedied by the Borrowers other than in accordance with sub-clauses (a)(i) and (ii).

(b)	Clause 7 (Prepayment and cancellation) shall apply to prepayments under paragraph (a) above.

(c)

The value of any additional security provided shall in the case of Cash be the face amount of the deposit, in the case of a vessel be determined in the same manner as the Market Value of the Vessels and in the case of other security shall be determined by the Agent in its absolute discretion.

(d)	For the avoidance of doubt, the VTL Coverage covenant in this Clause 26.1 shall only apply as from the second anniversary of the Utilisation Date.

26.2	Valuation of Vessels

The Market Value of a Vessel at any time is that shown by the latest Valuation in respect of that Vessel.

26.3	Delivery of Valuations

(a)

On and from the second anniversary of the Utilisation Date, the Borrowers will, at their own cost, on or around 31 December each year procure and promptly deliver to the Agent for distribution to each Lender at least one Valuation relating to each Vessel, such Valuation to be provided by an Approved Broker nominated by the Agent.

(b)

The Agent is at liberty (at the cost of the Lenders) to assess the Market Value of the Vessels at any time and at such frequency as the Agent considers necessary or desirable in its absolute discretion.

(c)

If an Event of Default is continuing or the Agent suspects that an Event of Default has occurred and is continuing, the Agent is at liberty to assess the Market Value of the Vessels at any time, and any such Valuations will be at the Borrowers’ cost.

26.4	Valuations binding

Any Valuation under Clause 26.2 (Valuation of Vessels) shall be binding and conclusive as regards the Borrowers, as shall any valuation which the Agent makes of any additional security pursuant to Clause 26.1(c) (Additional security).

26.5	Provision of information

Each Borrower shall promptly provide (or procure the provision to, as the case may be) the Agent and any shipbroker or expert acting under Clause 26.2 (Valuation of Vessels) or in relation to a Valuation with any information which the Agent or the shipbroker or expert may reasonably require for the purposes of such Valuation; and, if that Borrower fails to provide the information by the dates specified in the request, such Valuation will be made on any basis and assumptions which the Agent (or the shipbroker or expert appointed by it) considers prudent.

26.6	Payment of Valuation expenses

Except as otherwise provided in Clause 26.3, the Obligors shall, on demand, as a joint and several obligation, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause 26 (Security shortfall) and all legal and other expenses incurred by the Agent in connection with any matter arising out of this Clause 26 (Security shortfall).

27.	Events of Default

Each of the events or circumstances set out in this Clause 27 is an Event of Default (save for Clause 26.25 (Acceleration) and Clause 27.26 (Approved Managers)).

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by either (i) an administrative or technical error or (ii) a Disruption Event, and, in either event, is paid within three (3) Business Days of its due date.

27.2	Other specific obligations

(a)	Any requirement of Clauses 20.1 (Financial statements), 20.2 (Requirements as to financial statements) or 21 (Financial covenants) is not satisfied.

(b)	An Obligor does not comply with Clause 26.1 (Additional security).

(c)	The obligatory insurances of a Vessel are not placed and kept in full force and effect in accordance with Clause 24 (Insurance Undertakings).

27.3	Other obligations

(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.1 (Non-payment), Clause 27.2, (Other specific obligations), and Clause 27.24 (Sanctions).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fourteen (14) days of the earlier of (i) the Agent giving notice to the Borrowers and (ii) any Obligor becoming aware of the failure to comply.

27.4	Misrepresentation

(a)

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fourteen (14) days of the earlier of (i) the Agent giving notice to the Borrowers and (ii) any Obligor becoming aware of the failure to comply.

27.5	Cross default

(a)	Any Financial Indebtedness of any Obligor:

(i)	is not paid when due nor within any originally applicable grace period; or

(ii)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result of such an event.

(b)

In respect of, NMP, no Event of Default shall occur under paragraph (a) above unless the aggregate amount of Financial Indebtedness of NMP is more than US$10,000,000 or its equivalent in any other currency.

27.6	Insolvency

(a)

Any Obligor is unable or admits inability to pay its (or her) debts as they fall due, is declared to be unable to pay its debts under applicable law, ceases or suspends or threatens to cease or suspend making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	As from the second anniversary of the Utilisation Date, the value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default covered by that moratorium.

27.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up or bankruptcy petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement.

27.8	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor and is not discharged within fourteen (14) days.

(b)

In respect of NMP, no Event of Default shall occur under paragraph (a) above unless the aggregate amount of the expropriation, attachment, sequestration, distress or execution is more than US$10,000,000 or its equivalent in any other currency.

27.9	Unlawfulness and invalidity

(a)

It is or becomes unlawful for any Obligor or any Approved Manager to perform any of its or her obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective (subject to the Legal Reservations and Perfection Requirements) or any subordination created under a Finance Document is or becomes unlawful.

(b)

Any obligation or obligations of any Obligor or any Approved Manager under any Finance Documents are not or cease to be (subject to the Legal Reservations) legal, valid, binding, or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Transaction Security created or expressed to be created by the Security Documents or any subordination created expressed to be created under the Finance Documents ceases to be (subject to the Legal Reservations) legal, valid, binding, enforceable, or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)	Any Transaction Security proves to have ranked after or lost its priority to any other Security (other than Permitted Security).

27.10	Cessation of business

Any Obligor ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.

27.11	Expropriation

The authority or ability of any Obligor to conduct its business is limited or is wholly or substantially curtailed by seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any government or agency in relation to an Obligor or any of its assets.

27.12	Repudiation and rescission of agreements

Any Obligor or any Approved Manager rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document, a Relevant Document, or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document, a Relevant Document, or any Transaction Security.

27.13	Conditions subsequent

Any of the conditions referred to in Clause 4.3 (Conditions Subsequent) is not satisfied within the time reasonably required by the Agent.

27.14	Revocation or modification of authorisation

Any authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Obligors to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn, or withheld, or is modified in a manner that would result in a Material Adverse Effect.

27.15	Reduction of capital

Any Borrower reduces its authorised or issued or subscribed capital.

27.16	Loss of Vessel

A Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss (which term shall, for the purposes of the remainder of this Clause 27.16, include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	that Vessel or other vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)

payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within one hundred and eighty (180) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

27.17	Challenge to registration

The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

27.18	Classification and regulatory approvals

The classification certificate of a Vessel is withdrawn by a Classification Society or a Vessel ceases to be classified with a Classification Society for any reason, provided that no Event of Default under this Clause shall occur in relation to a condition or recommendation of class or required works or repairs existing at the date of delivery under the relevant MOA provided that the same is remedied and repaired on or before 1 January 2020.

27.19	War

The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and, as a result, the security conferred by any of the Security Documents is materially prejudiced.

27.20	Notice of determination

A Guarantor gives notice to the Security Agent to determine any obligations under a Guarantee.

27.21	Vessel Defaults

(a)

A Vessel is arrested, detained, seized, impounded in exercise or purported exercise of any possessory lien or other claim or interest (including any arrest, detention or seizure existing at the date of Utilisation) and a Vessel is not released:

(i)	in respect of an arrest, detention, seizure or impounding that is existing at the date of Utilisation, within fifteen (15) days of Utilisation;

(ii)	in respect of any arrest, detention, seizure or impounding after the date of Utilisation, within fourteen (14) days of the occurrence of the same.

(b)	There is a default by any charterer under any Charter, where such default shall have a Material Adverse Effect.

(c)	Any term of a Management Agreement is breached or any Management Agreement is terminated (whether or not in accordance with its terms) which breach or termination shall have a Material Adverse Effect.

27.22	Litigation

Any litigation, arbitration or administrative or investigative proceedings of or before any court, arbitral body, agency or authority have been commenced against any Obligor which are:

(a)	reasonably likely to be adversely determined; and

(b)	reasonably likely to have a Material Adverse Effect.

27.23	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

27.24	Sanctions

(a)	Any breach occurs of Clause 22.24 (Sanctions).

27.25	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)

by notice to the Borrowers, cancel the Total Commitments, at which time they shall immediately be cancelled, provided that in the case of an Event of Default under either of Clauses 27.6 (Insolvency) and 27.7 (Insolvency proceedings) the Total Commitments shall be deemed immediately cancelled without notice or demand therefor; and/or

(b)

by notice to the Borrowers, declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, provided that in the case of an Event of Default under either of Clauses 27.6 (Insolvency) and 27.7 (Insolvency proceedings) the Loan, together with all accrued interest and all other amounts accrued or outstanding under the Finance Documents shall be deemed immediately due and payable without notice or demand therefor; and/or

(c)

by notice to the Borrowers, declare that all or part of the Loan is payable on demand, at which time all or part of the Loan (as the case may be) shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that no withdrawal may be made from any Account; and/or

(e)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers, or discretions under the Finance Documents.

27.26	Approved Managers

Without prejudice to Clause 26.25, the Borrowers will, at the request of the Agent, at any time when an Insolvency Event has occurred in respect of an Approved Manager, promptly (and in any event within ten (10) Business Days) replace (or procure the replacement of) such Approved Manager appointed by the Borrowers in relation to any Vessel with another Approved Manager on terms approved by the Agent (acting on the instructions of the Majority Lenders) as appropriate.

28.	Changes to the Lenders

28.1	Assignments and transfers by the Lenders

Subject to this Clause 28, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

28.2	Conditions of assignment or transfer

(a)	No consent from any Obligor shall be required for any assignment or transfer by an Existing Lender.

(b)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

28.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$5,000, except in the case where the assignment or transfer is to an Affiliate or Related Fund.

28.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its Affiliates in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its Affiliates whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

28.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 28.9 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

28.6	Procedure for assignment

(a)

Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 28.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

The Lenders may utilise procedures other than those set out in this Clause (d) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 28.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment or transfer).

28.7	Copy of Transfer Certificate or Assignment Agreement to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Assignment Agreement.

28.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.5 (Procedure for transfer) or any assignment pursuant to Clause 28.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than 6 months, on the next of the dates which falls at 6 monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

29.	Changes to the Obligors

29.1	Assignment and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.	Role of the Agent and the Security Agent

30.1	The Agent and the Security Agent

(a)	Each of the Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

(c)	Each of the Finance Parties authorises the Agent and the Security Agent:

(i)

to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents approved by the Majority Lenders or all Lenders (as the case may be) for execution by it.

(d)

Each of the Lenders irrevocably appoints the Security Agent as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Finance Parties or any of them or for the benefit thereof under or pursuant to this Agreement, or any of the Finance Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Finance Party in this Agreement, or any Finance Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Finance Party or any agent of any Finance Party or received or recovered by any Finance Party or any agent of any Finance Party pursuant to, or in connection with, this Agreement or the Finance Documents whether from any Obligor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Finance Party or any agent of any Finance Party in respect of the same (or any part thereof).

30.2	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

30.3	Instructions

(a)	Each of the Agent and the Security Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(1)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(2)	in all other cases, the Majority Lenders; and

(ii)

not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (1) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

(b)

Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or Security Agent (as applicable) may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (c) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)

in respect of any provision which protects the Agent’s or Security Agent’s own position in its personal capacity as opposed to its role of Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including, without limitation, Clause 30.5 (No fiduciary duties) to Clause 30.10 (Exclusion of liability), Clause 30.13 (Confidentiality) to Clause 30.21 (Custodians and nominees) and Clause 30.24 (Acceptance of title) to Clause 30.28 (Disapplication of Trustee Acts);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(1)	Clause 31.1 (Application of receipts – Security Agent);

(2)	Clause 31.3 (Prospective liabilities); and

(3)	Clause 31.2 (Deductions from receipts).

(e)

If giving effect to instructions given by the Majority Lenders would (in the Agent’s or (as applicable) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 40 (Remedies and waivers), the Agent or (as applicable) Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Agent or Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Agent or Security Agent shall do so having regard to the interests of (in the case of the Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.

(g)

The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)

Without prejudice to the remainder of this Clause 30.3 (Instructions), in the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(i)

Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

30.4	Duties of the Agent and Security Agent

(a)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)

Subject to paragraph (c) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	Without prejudice to Clause 28.7 (Copy of Transfer Certificate or Assignment Agreement to Borrowers), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)

Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Agent, or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

30.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Agent as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Obligor.

(iii)

Neither the Agent nor the Security Agent shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party or the profit element of any sum received by it for its own account.

(iv)

The provisions of this Clause 30.5 shall apply even if, notwithstanding and contrary to this Clause 30.5, any provision of any Finance Document by operation of law has the effect of constituting the Agent as a true or fiduciary of any person, or the Security Agent as an agent, trustee or fiduciary of any Obligor or otherwise requiring the Agent, the Security Agent or the Arrange to account to any other Finance Party or Secured Party (as the case may be).

30.6	Business with the Group

The Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any Affiliate of an Obligor.

30.7	Rights and discretions

(a)	Each of the Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(1)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(2)	unless it has received notice of revocation, that those instructions have not been revoked; and

(3)	rely on a certificate from any person:

a.	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

b.	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph a above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or Security Agent for the Finance Parties or Secured Parties) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by an Obligor (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Agent or Security Agent (as applicable), in its reasonable opinion deems this to be desirable.

(e)

Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s or the Security Agent’s (as applicable) gross negligence or wilful misconduct.

(g)

Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or Security Agent under the Finance Documents.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 10.2 (Market disruption).

(j)

Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.8	Responsibility for documentation

Neither the Agent nor the Security Agent, is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9	No duty to monitor

Neither, the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

30.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate), none of the Agent, the Security Agent nor any Receiver or Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(1)	any act, event or circumstance not reasonably within its control; or

(2)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of god; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate, in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this Clause.

(c)

Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Agent and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Security Agent.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

30.11	Lenders’ indemnity to the Agent and Security Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent and every Receiver and every Delegate, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Agent’s, Security Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 34.10 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to paragraph (a) above.

(c)

Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

30.12	Resignation of the Agent and the Security Agent

(a)	Each of the Agent and/or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

(b)

Alternatively the Agent or the Security Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the other Finance Parties and the Borrowers) may appoint a successor Agent or Security Agent (as applicable).

(c)

If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent or Security Agent (as applicable) (after consultation with the other Finance Parties and the Borrowers) may appoint a successor Agent or Security Agent (as applicable).

(d)

The retiring Agent or Security Agent (as applicable) shall make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents.

(e)	The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Security Property to that successor.

(f)

Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (ii) of Clause 30.25 (Winding up of trust) and (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent) and this Clause 30.12 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrowers, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent or Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Agent or Security Agent (as applicable) shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrowers.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Borrowers or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrowers or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrowers or that Lender, by notice to the Agent, requires it to resign.

30.13	Confidentiality

(a)

In acting as agent or trustee for the Finance Parties, the Agent or the Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

30.14	Relationship with the other Finance Parties

(a)

Subject to Clause 28.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)

Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

30.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)

the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of, the Security Property, the priority of any of the Transaction Security or the existence of any Security affecting the Security Property.

30.16	Reference Banks

The Agent shall (if so instructed by the Majority Lenders and in consultation with the Borrowers) replace a Reference Bank with another bank or financial institution.

30.17	Agent’s and Security Agent’s management time

(a)	In the event of:

(i)	an Event of Default;

(ii)

the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrowers agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrowers agreeing that it is otherwise appropriate in the circumstances,

the Borrowers shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(b)

If the Security Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrowers) and the determination of any investment bank shall be final and binding upon the Parties.

30.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.19	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)

take, or to require any Obligor to take, any step to perfect its title to any of the Security Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

30.20	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen (14) days after receipt of that request.

30.21	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

30.22	Delegation by the Security Agent

(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

30.23	Additional Security Agents

(a)	The Security Agent may, at any time, appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrowers and the Finance Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

30.24	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

30.25	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)

any Security Agent which has resigned pursuant to Clause 30.12 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

30.26	Perpetuity period

The trusts constituted by this Agreement are governed by English law and the perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of 125 years from the date of this Agreement.

30.27	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

30.28	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

30.29	Parallel Debt

(a)

Each Obligor irrevocably and unconditionally undertakes to pay (and shall procure that each other Obligor shall pay) to the Security Agent all amounts equal to, and in the currency or currencies of, its Corresponding Debt (such amounts of each relevant Obligor being its “Parallel Debt”.

(b)	The Parallel Debt of an Obligor:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)	For purposes of this Clause 30.29 , the Security Agent:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)

shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)	The Parallel Debt of an Obligor shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of an Obligor shall be:

(iii)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and

(iv)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(e)

All amounts received or recovered by the Security Agent in connection with this Clause 30.29 to the extent permitted by applicable law, shall be applied in accordance with Clause 31.1 (Application of receipts – Security Agent).

(f)	This Clause 30.29 shall apply, with any necessary modifications, to each Finance Document.

31.	Application of Proceeds

31.1	Application of receipts – Security Agent

(a)

Except as expressly stated to the contrary in any Finance Document, any moneys which the Security Agent receives or recovers and which are, or are attributable to, Security Property (for the purposes of this Clause 31 (Application of Proceeds), the “Recoveries”) shall be transferred to the Agent for application in accordance with Clause 34.5 (Application of Receipts – Partial Payments).

(b)	Paragraph (a) above is without prejudice to the rights of the Security Agent, each Receiver and each Delegate:

(i)	to be indemnified out of the Charged Property in accordance with any provision of any Finance Document; and

(ii)	under any Finance Document to credit any moneys received or recovered by it to any suspense account.

(c)	Any transfer by the Security Agent to the Agent in accordance with paragraph (a) above shall be a good discharge, to the extent of that payment, by the Security Agent.

(d)

The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) of this Clause 31.1 (Application of receipts – Security Agent) in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

31.2	Deductions from receipts

(a)	Before transferring any moneys to the Agent under Clause 31.1 (Application of receipts – Security Agent), the Security Agent may, in its discretion:

(i)

deduct any sum then due and payable under this Agreement or any other Finance Documents to the Security Agent or any Receiver or Delegate and retain that sum for itself or, as the case may require, pay it to another person to whom it is then due and payable;

(ii)

set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(iii)

pay all Taxes which may be assessed against it in respect of any of the Security Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

(b)

For the purposes of paragraph (a)(i) above, if the Security Agent has become entitled to require a sum to be paid to it on demand, that sum shall be treated as due and payable, even if no demand has yet been served.

31.3	Prospective liabilities

Following acceleration of any of the Transaction Security, the Security Agent may, in its discretion, or at the request of the Agent, hold any Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit acting reasonably (the interest being credited to the relevant account) for later payment to the Agent for application in accordance with Clause 34.5 (Application of Receipts – Partial Payments) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities, that the Security Agent or, in the case of paragraph (b) only, the Agent, reasonably considers, in each case, might become due or owing at any time in the future.

31.4	Investment of proceeds

Prior to the application of the proceeds of the Recoveries in accordance with Clause 31.1 (Application of receipts – Security Agent) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 31.

31.5	Currency Conversion

(a)

For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

31.6	Good Discharge

(a)

Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)

The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) of this Clause 31.6 in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

32.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33.	Sharing among the Finance Parties

33.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Application of Receipts – Partial Payments).

33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 34.5 (Application of Receipts – Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

33.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

33.5	Exceptions

(a)

This Clause 33 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.	Payment mechanics

34.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

34.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrowers of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

34.5	Application of Receipts – Partial Payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)

FIRST, in or towards payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Agent, the Security Agent, any Receiver and any Delegate under the Finance Documents;

(b)	SECOND, in or towards payment pro rata of any accrued interest and fees due but unpaid to the Lenders under this Agreement;

(c)	THIRD, in or towards payment pro rata of any principal due but unpaid to the Lenders under this Agreement; and

(d)	FOURTH, in or towards payment pro rata of any other sum due to any Finance Party but unpaid under the Finance Documents;

34.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.7	Business Days

(a)

Any payment (including, for the avoidance of doubt, any payment under Clause 25.4(b)) which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US$ is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US$ shall be paid in that other currency.

34.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

34.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35.	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36.	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

37.	Notices

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

37.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Original Parties);

(b)

in the case of each Lender, that specified in Schedule 1 (The Original Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Agent on or before the date it becomes a Party;

(c)	in the case of the Agent and the Security Agent, that specified in Schedule 1 (The Original Parties),

or, in each case, any substitute address or email address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

37.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

(ii)	if by way of email, when received in readable form.

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5 p.m. in the place of receipt shall be deemed only to become effective on the following day.

37.4	Notification of address and email address

Promptly upon receipt of notification of an address or email address or change of address or email address pursuant to Clause 37.2 (Addresses) or changing its own address or email address, the Agent shall notify the other Parties.

37.5	Electronic communication

(a)

Any communication to be made between any two parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance party may only be made in that way to the extent that those two parties agree that, unless and until notified to the contrary, this is to be an accepted for on communication.

(c)

Any electronic communication as specified in paragraph (a) above made between any two parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a party to the Agent or Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 37.5.

37.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	Calculations and certificates

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

39.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41.	Amendments and waivers

41.1	Required consents

(a)

(Subject to Clause 41.3 (All Lender matters) and Clause 41.4 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.

(c)

Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 30.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)

Each Obligor agrees to any such amendment or waiver permitted by this Clause 41.1 which is agreed to by the Borrowers. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

41.2	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of the Finance Document or other vote of Lenders under the terms of this Agreement within fifteen (15) Business Days or (in the case of a matter that requires the consent or approval of all Lenders) twenty (20) Business Days of that request being made:

(a)

its Commitment and/or participation in the Loan then outstanding shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

41.3	All Lender matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	a postponement or extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)

an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;

(f)	a change to any Obligor;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)

any change to the preamble (Background), Clause 2.1 (The Facility), Clause 3 (Purpose), Clause 5 (Utilisation), Clause 8 (Interest), Clause 28 (Changes to the Lenders), this Clause 41, Clause 44 (Governing law) or Clause 45.1 (Jurisdiction).

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity);

(ii)	the Security Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)

the release of, or material variation to, any guarantee and indemnity granted under Clause 18 (Guarantee and indemnity) or of any Transaction Security unless permitted under or contemplated by this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

41.4	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Security Agent.

41.5	Replacement of Screen Rate

Subject to Clause 41.4 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark in place of that Screen Rate; and

(b)

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

42.	Confidentiality

42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 30.14 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.8 (Security over Lenders’ rights);

(viii)	who is a Party, a member of the Group or any Affiliate of an Obligor; or

(ix)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)

in relation to paragraphs (b)(v), and (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party;

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

42.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the name of the Agent;

(vi)	date of each amendment of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Obligors,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (a)(xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrowers and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

This Clause 42 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 42.2(b)(iv) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42 (Confidentiality).

42.7	Continuing obligations

The obligations in this Clause 42 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

43.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

45.	Enforcement

45.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 45.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

45.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)

irrevocably appoints Hill Dickinson Services (London) Ltd., currently of The Broadgate Tower, 20 Primrose Street, London, EC2A 2EW, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within five (5) days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

BORROWERS

Signed by	)
for and on behalf of CAMELIA SHIPPING	)
INC.	)
)

In the presence of:

Name:
Address:

Signed by	)
for and on behalf of ANTHOS SHIPPING	)
INC.	)

In the presence of:

Name:
Address:

Signed by	)
for and on behalf of AZALEA SHIPPING	)
INC.	)
)

In the presence of:

Name:
Address:

Signed by	)
for and on behalf of AMARYLLIS SHIPPING	)
INC.	)
)

In the presence of:

Name:
Address:

HOLDCO

Signed by	)
for and on behalf of NAVIOS MARITIME	)
OPERATING L.L.C.	)

In the presence of:

Name:
Address:

NMP

Signed by	)
for and on behalf of NAVIOS MARITIME	)
PARTNERS L.P.	)

In the presence of:

Name:
Address:

ORIGINAL LENDER

Signed by	)
for and on behalf of DORY FUNDING DAC	)
)

In the presence of:

Name:
Address:

AGENT

Signed by	)
for and on behalf of	)
DORY FUNDING DAC	)

In the presence of:

Name:
Address:

SECURITY AGENT

Signed by	)
for and on behalf of	)
DORY FUNDING DAC	)

In the presence of:

Name:
Address: